Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

EXCLUSIVE LICENSE AGREEMENT

between ONCOLOGY VENTURE, APS

and EISAI INC.

Dated as of July 6, 2017

i

ii

LIST OF EXHIBITS

A	Clinical Development Plan
B	Compound-Specific Biomarker
C	Press Release

LIST OF SCHEDULES

1	Major Countries
2	Patents
3	Compound
3.3	Data and Information
3.6	Inventory
9.2(b)	Certain Product-Specific Patents

iii

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of July 6, 2017 (the “Effective Date”), between Oncology Venture, ApS, a company organized and existing under the laws of Denmark, whose principal place of business is located at Venlighedsvej 1, DK-2970 Hoersholm, Denmark (“OV”)

and

Eisai Inc., a Delaware corporation having a principal place of business at 100 Tice Blvd., Woodcliff Lake, NJ 07677 (“Eisai”).

RECITALS

A. Eisai is engaged in research and clinical development of oncology compounds, which is currently developing the Compound (as defined below).

B. Pursuant to the MTA (defined below), OV developed and validated the Product-Specific Biomarker (as defined below) for the Compound utilizing certain materials and data contributed by Eisai.

C. OV and its Affiliates desire to obtain an exclusive license under the Eisai Intellectual Property (defined below) to exclusively develop the Compound in the Field utilizing the Product-Specific Biomarker pursuant to this Agreement. OV and Eisai have previously executed a Term Sheet (dated September 26, 2016) (the “Term Sheet”) regarding the terms of such proposed license.

D. Eisai is willing to grant to OV an exclusive license under the Eisai Intellectual Property to develop the Compound in the Field subject to the conditions set forth in, and pursuant to, this Agreement.

AGREEMENT

In consideration of the mutual covenants set forth in this Agreement, OV and Eisai hereby agree as follows.

ARTICLE 1

Definitions and Rules of Construction

The definitions and rules of constructions set forth below shall apply throughout this Agreement.

Section 1.1 Definitions.

“Adverse Event” has the meaning set forth in the Applicable Law for such term (or comparable term), and will generally mean any untoward medical occurrence in a subject in any Clinical Trial who has received a Product, medical device or placebo, and that does not necessarily have a causal relationship with such Product, medical device or placebo, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the applicable Product, whether or not related to such Product.

“Affiliate” means, with respect to a Person, any Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this definition, the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question, or fifty percent (50%) or more interest in the income of the entity in question; provided, however, that if local Law requires a minimum percentage of local ownership of less than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local Law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise). The Parties acknowledge and agree that Medical Prognosis Institute, ApS (“MPI”) and 2X Oncology, Inc. (“2X”) is an Affiliate of OV.

“Annual Net Sales” means, on a Product-by-Product basis, total Net Sales by the Selling Parties in the Territory of such Product in a particular Calendar Year, it being understood and agree that “Annual Net Sales” does not include any sales of diagnostic products.

“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Authority, including Regulatory Laws.

“Business Day” means a day on which banking institutions in both Tokyo, Japan and Copenhagen, Denmark are open for business, excluding any Saturday or Sunday.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party or any Parent Corporation not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financings, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or Parent Corporation or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

“Clinical Development Plan” means the development plan governing the Phase 2 Clinical Trial to be conducted by OV with respect to the Compound, the initial draft of which is attached to this Agreement as Exhibit A, as may be amended from time to time by the JDC pursuant to Section 3.1.

“Clinical Trials” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

“CNS Field” shall mean the central nervous system (“CNS”) and/or cerebrocardiovascular drug application, including the (preventive) treatment of peripheral of effects of agents causing CNS disease or symptoms.

“Combination Product” means a Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither the Compound nor generic or other non-proprietary compositions of matter equivalents.

“Commercialization” means any and all activities of marketing, promoting, distributing, offering for sale or selling the Product in the Field in the Territory, including, for example, marketing, branding, pricing, distribution, sales, obtaining health insurance reimbursement coverage, market research, business analytics, pharmacovigilance and medical affairs activities, pre-commercial launch market development activities conducted in anticipation of Regulatory Approval to sell or market the Product, seeking pricing and reimbursement approvals for the Product (if applicable), preparing advertising and promotional materials, sales force training, and all interactions and correspondence with a Regulatory Authority regarding Clinical Trials commenced following Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” means with respect to the performing Party, a level of efforts and resources, not less than reasonable efforts and resources, that is consistent with the efforts and resources that commonly used in the innovative biopharmaceutical industry by companies of comparable size and standing to such Party with respect to a product or compound owned by it or to which it has rights of the type it has hereunder, or similar market potential at a similar stage in the development or product life thereof, taking into account scientific and commercial factors, including issues of safety and efficacy, product profile, the pricing and launching strategy for the respective product, difficulty in developing or manufacturing the Product, competitiveness of alternative Third Party products in the marketplace, the Patent or other proprietary position of the Product (including the ability to obtain or enforce, or have obtained or enforced, such Patent or other proprietary positions), the regulatory requirements involved and the potential profitability, cost, market share, price or reimbursement to the performing Party of the Product marketed or to be marketed.

“Competitive Product” means, other than the Product, any pharmaceutical product having a primary mechanism of action (or in the case of a combination product, any component of such combination product having as its primary mechanism of action) through the inhibition of poly ADP ribose polymerase, whether currently marketed or in development, that is labeled, advertised, marketed, promoted or intended for use in the Field.

“Compound” means the compound commonly referred to as E7449, a small molecule inhibitor of poly ADP ribose polymerase, as more specifically described on Schedule 3, and including therapeutically-active variants.

“Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party (or, as described below, a Future Acquirer), that such Party or its Affiliates, or a Future Acquirer, (a) owns or has a license to such intellectual property right, information, documents or materials (other than pursuant to this Agreement); and (b) has the ability to grant access, a license or a sublicense to such intellectual property right, information, documents or materials to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party, provided that any intellectual property Controlled by a Future Acquirer of a Party shall not be treated as “Controlled” by such Party for purposes of this Agreement, except to the extent that, and only to the extent that, such intellectual property (i) is actually used by such Party or its Affiliates, or the Future Acquirer, to Develop, Manufacture or Commercialize the Product after the Future Acquirer qualifies as such; or (ii) comes under the Control of such Future Acquirer due to reference or access by such Future Acquirer to, or use by such Future Acquirer of, intellectual property of such Party. Notwithstanding the foregoing, with respect to any intellectual property acquired after the Effective Date for which a Party will be required to make payments to any Third Party in connection with the access, licenses and sublicenses granted to the other Party under this Agreement, such intellectual property shall not be treated as “Controlled” by the licensing Party except to the extent that, and only to the extent that and for so long as, the other Party agrees and does promptly pay to the licensing Party all such payments arising out of the grant of the license to the other Party (as mutually agreed between the Parties in good faith).

“Cover”, “Covering” or “Covered” means, with respect to a claim of a Patent and a Product, that the manufacture, use, offer for sale, sale or importation of the Product would infringe a Valid Claim of such Patent in the country in which such activity occurred, but for the licenses granted in this Agreement (or ownership thereof).

“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments incurred or sustained by a Party in the absence of Third Party claims; provided that no Party shall be liable to hold harmless or indemnify the applicable indemnified party, as applicable, for any claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs or judgments for punitive or exemplary damages, except to the extent the Party seeking indemnification is actually liable to a Third Party for such punitive or exemplary damages in connection with a claim by such Third Party.

“Data” shall mean all data and information generated, collected or filed, in relation to research and development activities relating to the Product in the Field in the Territory, including toxicology data, pharmacological data, non-clinical reports, clinical reports, single patient clinical report forms, data points and the databases, and stability data, chemical data, quality control data (excluding the closed portion of any drug master file), adverse event and pharmacovigilance data, marketing data, pharmaco-economic data, branding and naming research reports, and all CMC data (including CMC (chemistry, manufacturing and control) development reports).

“Development” means all activities related to research, preclinical testing, clinical development efforts, test method development and stability testing, assay development, toxicology, formulation, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials) and clinical study regulatory activities, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing with respect to the Product. Development shall not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

“Eisai Intellectual Property” means Eisai Patents and Eisai Know-How.

“Eisai Know-How” means Know-How owned or Controlled by Eisai or its Affiliates as of the Effective Date or during the Term of this Agreement that is necessary or useful to Develop, Manufacture, or Commercialize the Product in the Field in the Territory.

“Eisai Patents” means the Product-Specific Patents and the Platform Patents.

“EMA” means the European Medicines Agency, and any successor entity thereto.

“FDA” means the United States Food and Drug Administration (or any successor agency having the administrative authority to grant Regulatory Approval in the United States).

“Field” shall mean as of the Effective Date, any and all preventative, therapeutic and/or diagnostic uses related to cancer in humans; it being understood and agreed that, effective upon receipt by OV of rights to the CNS Field pursuant to any definitive agreement with Eisai as contemplated by Section 2.4, references to “Field” in this Agreement shall be deemed to include the CNS Field.

“Field Action” means any action by a Party that meets the criteria of “recall,” “correction,” or “removal” or similar field or customer action as defined by applicable Regulatory Law, including where any event, incident or circumstance has occurred that may result in the need for a recall from the market, market suspension or market withdrawal of the Product by a Party in the Territory.

“First Commercial Sale” means, with respect to a Product and any country in the Territory, the first sale of such Product under this Agreement by a Selling Party for use in the Field to a Third Party in such country, after such Product has been granted Regulatory Approval for distribution, marketing and sale (in each case to the extent required by Applicable Laws) in the Field by the competent Regulatory Authorities in such country. For avoidance of doubt, First Commercial Sales exclude transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes.

“Force Majeure” means any war, revolution, civil commotion, act of terrorism, blockade, epidemic, embargo, labor strike or lock-out, scarcity of raw materials, flood, fire, earthquake, tsunami, nuclear disaster, unforeseen change in Applicable Law or similar event that is beyond the reasonable control of the Party affected.

“Future Acquirer” means the Third Party to any Change of Control transaction and any of such Third Party’s Affiliates.

“Generic Product” means, other than the Product, any pharmaceutical product (i) that contains the Compound as an active ingredient(s) (including an active moiety) as such approved Product; (ii) is approved for use in such country pursuant to (a) Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or any amended or successor abbreviated route of approval, or (b) any Laws or abbreviated routes of approval in any other countries worldwide that are comparable to those described above; and (iii) is sold in the same country as such Product by any Third Party that is not a sublicensee of OV or its Affiliates and did not purchase such product in a chain of distribution that included any of OV or any of its Affiliates or its sublicensees. A pharmaceutical product that is AB-rated or comparably rated in any jurisdiction outside the United States to the applicable Product shall be a Competitive Product with respect to such Product in such country.

“Good Clinical Practices” or “GCP” means the then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction. In the United States, GCP shall be based on Good Clinical Practices established through FDA guidances (including Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6)), and, outside the United States, GCP shall be based on Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6), as each may be amended and/or updated from time to time.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be amended and/or updated from time to time).

“Good Manufacturing Practices” or “GMP” means all applicable then-current standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, as each may be amended and/or updated from time to time, and (b) all Applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of any Product, as applicable.

“Governmental Authority” means in any country the government entity having authority over the manufacturing, marketing, selling, pricing, reimbursement, testing, investigating or regulating of the Product, and all states or other political subdivisions thereof and supranational bodies applicable thereto, including the European Union, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board (IASB).

“IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct Clinical Trials filed with or submitted to a Regulatory Authority in the applicable jurisdiction in conformance with the requirements of such Regulatory Authority.

“Indication” means any human disease or condition, or sign or symptom of a human disease or condition in a particular target patient population.

“Insolvency Event” means that the Party has (a) commenced a voluntary proceeding under any insolvency law, or (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for 60 consecutive days, or (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (d) made a general assignment for the benefit of creditors, or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Inventions” means any process, method, composition of matter, article of manufacture, discovery, improvement or finding that is discovered, generated or invented (whether patentable or not) in the course of activities performed under this Agreement.

“Joint Intellectual Property” means the Joint Know-How and the Joint Patents, and all intellectual property rights therein. The Parties acknowledge and agree that any “Joint IP”, as such term was defined in the MTA, which was identified, synthesized, invented, generated, discovered, acquired, conceived or otherwise Developed under the MTA, shall be deemed “Joint Intellectual Property” hereunder.

“Joint Know-How” means any Know-How that is conceived or developed or, in the case of Patentable Know-How, including any Inventions, jointly by one or more employees of Eisai or its Affiliates (or a Third Party acting on any of their behalf) and one or more employees of OV or its Affiliates (or a Third Party acting on any of their behalf) in the course of such Person’s performance of activities in connection with this Agreement.

“Joint Patent” means any Patent that Covers Joint Know-How.

“Know-How” means (a) any research information (including trade secrets, inventions (whether patentable or not), methods, knowledge, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, chemical structures, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithm and (b) tangible manifestations thereof. As used in this Agreement, “clinical test data” shall include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

“Knowledge” means knowledge after reasonable due inquiry with respect to the applicable facts and information of the employees of each of the Parties and their Affiliates.

“Major Country” means the countries listed hereto on Schedule 1.

“Manufacture” or “Manufacturing” means all operations necessary or appropriate to make, test, release, package, store, label, supply and ship a Product, in accordance with applicable packaging, controls industry standards, GMPs, Applicable Laws, and the Product’s specifications.

“Marketing Authorization Application” or “MAA” shall mean an application for Regulatory Approval in the European Union to market a product in any country, whether filed with the EMA under the centralized EMA filing procedure or a Regulatory Authority in any country in the European Union.

“MHLW” means the Ministry of Health, Labor and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan, or any successor to either of them, as the case may be.

“Minimum Clinical Development Plan Criteria” shall mean those specific activities designated as “Minimum Clinical Development Plan Criteria” in the Clinical Development Plan.

“MTA” means that certain Material Transfer Agreement, dated as of March 15, 2017, by and between the Parties.

“NDA” means a “New Drug Application,” as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning Product, which are necessary for gaining Regulatory Approval to market and sell Product in the relevant jurisdiction.

“Net Sales” means, on a country-by-country and Product-by-Product basis in the Field in the Territory, with respect to any period for each country, the gross amounts invoiced by OV, its Affiliates or its or their sublicensees (each, a “Selling Party”), as applicable, to unrelated Third Parties for sales of a Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by the Selling Parties with respect to the sale of such Product in such country: (a) discounts, including trade, quantity or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, or damaged goods, which discounts are applied on a basis consistent with the selling Person’s practices with respect to the selling Person’s other pharmaceutical products; (b) rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, cash and non-cash coupons, retroactive price reductions, and governmental taxes in the nature of a rebate based on usage levels or sales of such Product); (c) sales, excise, turnover, inventory, value- added, import, export, excise (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws) and other taxes levied on, absorbed, determined or imposed with respect to the sale of such Product (excluding income or net profit taxes or franchise taxes of any kind); (d) freight and insurance charges, customs charges, postage, shipping, handling, REMS compliance costs and other transportation costs incurred in shipping such Product; (e) amounts paid or credited to customers for inventory management services; and (f) the portion of any management fees paid during the relevant time period to group purchasing organizations, wholesalers and managed care organizations to the extent determined by sales or utilization of such Product. Net Sales will be determined in accordance with IFRS. Without limiting the generality of the foregoing, transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of a Product among the Selling Parties.

Subject to the above deductions, Net Sales shall be deemed to occur on, and only on, the first sale by a Selling Party to a non-sublicensee Third Party. If non-monetary consideration is received by a Selling Party for the Product in the relevant country, Net Sales will be calculated based on the average price charged for such Product, as applicable, during the preceding period, or in the absence of such sales, the fair market value of the Product, as applicable, as determined by the Parties in good faith.

If a Product is sold as part of a Combination Product, Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the Product comprising the Compound as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.

“Order” means any award, injunction, judgment, decree, order, ruling, verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for the Product hereunder and have been recorded in accordance with either U.S. generally accepted accounting principles or International Financial Reporting Standards, as designated and used by the applicable Party in preparing its financial statements from time to time.

“OV Platform Technology” means all Patents and Know-How Controlled by OV and/or its Affiliates (a) as of the Effective Date, and (b) during the Term that do not Cover Inventions and are not Know-How arising in the course of the conduct of Development activities under this Agreement. The Parties understand and agree that any Patents, Know-How and/or Inventions related to OV’s proprietary biomarker generation platform Drug Response Predictor (DRP™) (excluding the Product-Specific Biomarker), shall always be considered “OV Platform Technology” hereunder.

“Parent Corporation” means any Person which owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities of any Party.

“Party” means Eisai and/or OV, as the context requires.

“Patent” means any and all (a) patent applications filed under Applicable Laws in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in- part, divisions, renewals, and all patents granted thereon; (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (c) any other form of government-issued right substantially similar to any of the foregoing.

“Person” means any individual or entity (including partnerships, corporations, limited liability companies, trusts and Governmental Authorities).

“Phase 1 Clinical Trial” means (a) both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial, or (b) a single trial that may contain elements of both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial.

“Phase 1a Clinical Trial” means a human clinical trial of a compound, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 1b Clinical Trial” means a human clinical trial of a compound, the principal purpose of which is a further determination of safety and pharmacokinetics (including exploration of trends of a biomarker-based or clinical endpoint-based efficacy relationship to dose which are not designed to be statistically significant) of the compound whether or not in combination with concomitant treatment after an initial Phase 1a Clinical Trial, prior to commencement of Phase 2 Clinical Trials or Phase 3 Clinical Trials, and which provides (itself or together with other available data) sufficient evidence of safety to be included in filings for a Phase 2 Clinical Trial or a Phase 3 Clinical Trial with Regulatory Authorities, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Pivotal Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that, prior to commencement of the trial, satisfies both of the following ((a) and (b)):

(a) such trial is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical study prescribed by the U.S. or EMA; and

(b) such trial is a registration trial sufficient for filing an application for a Regulatory Approval for such product in the U.S. or the EMA, as evidenced by (i) an agreement with or statement from the FDA or the EMA on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA or EMA, for such registration trial.

“Platform Patents” means those Patents listed on Schedule 2 attached hereto under the heading “Platform Patents” as well as any Patent, other than the Product-Specific Patents, owned or Controlled by Eisai or its Affiliates as of the Effective Date and during the Term that: (a)(i) claims or Covers any Eisai Know-How, and/or (ii) is otherwise necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory, and (b) does not specifically describe or reference a Product or exploitation of a Product in the Field. For clarity, a Patent owned or Controlled by Eisai or its Affiliates that arises after the Effective Date cannot be both a Platform Patent and a Product-Specific Patent.

“Product” means all preparations, compositions and formulations of the Compound, together with all current and future formulations, versions, compositions and presentations of product, together with any improvements or modifications, that use the Compound as its active pharmaceutical ingredient alone or in combination with other therapeutically or prophylactically active pharmaceutical ingredients as part of a Combination Product.

“Product-Specific Biomarker” means the specific DRP™ biomarker Developed exclusively for the Compound by or on behalf of OV pursuant to the MTA, as more specifically described on Exhibit B.

“Product-Specific Patents” means those Patents listed on Schedule 2 attached hereto under the heading “Product-Specific Patents” as well as any Patent, other than the Platform Patents, owned or Controlled by Eisai or its Affiliates as of the Effective Date and during the Term that: (a)(i) claims or Covers any Eisai Know-How and/or (ii) is otherwise necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory, and (b) specifically describes or references a Product or exploitation of a Product in the Field. For clarity, a Patent owned or Controlled by Eisai or its Affiliates that arises after the Effective Date cannot be both a Platform Patent and a Product-Specific Patent.

“Product Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, delivery, effectiveness or performance of the Product after it is released by OV for distribution.

“Proprietary Information” means a Party's trade secrets, know-how, business plans, manufacturing processes, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise) that the Party treats as proprietary and uses Commercially Reasonable Efforts to protect.

“Prosecute” or “Prosecution” means, with respect to Patents, the preparation of, filing for, prosecuting, responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings (including conducting or participating in interference, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto) filed by Third Parties against, and maintaining, Patents.

“Regulatory Approval” means the approval and authorization of a Regulatory Authority in a country or regulatory jurisdiction necessary to develop, manufacture, distribute, sell or market a pharmaceutical product in that country or regulatory jurisdiction. Regulatory Approval shall include pricing and reimbursement approval in any country or regulatory jurisdiction in the Territory.

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Regulatory Approval or in administering Regulatory Laws in that country or jurisdiction.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations, approvals (including all Regulatory Approvals), and correspondence (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents) submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents in connection therewith, and all non-clinical, preclinical trials and Clinical Trials, tests and biostudies, relating to the use of the Product in the Field, or as required for regulatory purposes (including all Regulatory Approvals) and all Data contained in any of the foregoing, including all INDs, NDAs and Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data and records, drug master files, inspection reports, Data from Clinical Trials, adverse event files and complaint files, in each case related to the Product in the Field, or as required for regulatory purposes.

“Regulatory Laws” means all Applicable Laws governing the import, export, testing, investigation, manufacture, marketing or sale of a product, or establishing recordkeeping or reporting obligations for Product Complaints or Adverse Events, or relating to Field Actions or similar regulatory matters.

“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of any Product in such country and expiring on the later of (a) expiration of the last Valid Claim of any and all Eisai Patents, OV Patents and Joint Patents Covering such Product in such country and (b) the fifteenth (15th) anniversary of the date of First Commercial Sale of such Product in such country; provided that, with respect to a Product being Commercialized in the US and the Major Countries, the Royalty Term shall continue in both the US and the Major Countries until expiration of the last Valid Claim of any and all Eisai Patents, OV Patents and Joint Patents Covering such Product in the US and each of the countries in the Major Countries.

“Successful Completion” means that, with respect to the Phase 2 Clinical Trial to be conducted by OV and/or its Affiliates or sublicensees hereunder pursuant to the Clinical Development Plan, there is at least a twenty percent (20%) objective response rate in treated patients in the Field as contemplated by the initial Clinical Development Plan as of the Effective Date or such amended Clinical Development Plan that has been mutually agreed to by the Parties.

“Term Sheet” has the meaning set forth in the recitals.

“Territory” means worldwide.

“Third Party” means any Person other than the Parties and their Affiliates.

“US” or “United States” means the United States of America.

“Valid Claim” means, with respect to a particular country, (a) a claim of a pending Patent claiming priority from any Patent that has been pending for no more than five (5) years following the earliest priority filing date for such Patent and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and unexpired Patent and that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, in the case of (a) and (b) above, which claims the composition of matter or method of use of a Product in the Field. For clarity, a claim of a Patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. A Product is “Covered” by a Valid Claim if its registration, manufacture, use, sale, offer for sale, marketing, Commercialization, distribution, importation or exportation by OV in a given country in the Territory would, but for the rights granted by Eisai to OV under this Agreement, infringe such Valid Claim.

Section 1.2 Terms Defined Elsewhere in this Agreement.

Capitalized terms defined in other provisions of this Agreement shall have the meanings specified therein. Those terms include the following:

Term	Section
Additional Third Party License	Section 7.2(d)
Agreement	Preamble
Auditee	Section 13.2(e)
Audit Rights Holder	Section 13.2(e)
Audit Team	Section 13.2(a)
Business Program	Section 5.2
Challenge	Section 14.2(e)
Claim	Section 10.1(a)
Confidential Information	Section 12.1(a)
Development Milestone Events	Section 7.3(b)
Dispute	Section 15.3
Effective Date	Preamble
Eisai	Preamble
Eisai Indemnified Parties	Section 10.2(a)
ICC	Section 15.3
Infringement Claim	Section 9.6
JDC	Section 3.1(a)
OV	Preamble
OV Indemnified Parties	Section 10.1(a)
OV Know-How	Section 9.1(b)
OV Patents	Section 9.1(b)
OV Technology	Section 9.1(b)
Program Acquirer	Section 6.1
Program Acquirer Agreement	Section 6.1
Recovery	Section 9.4(a)
Rules	Section 15.3
Sales Milestone Events	Section 7.3(a)
Term	Section 14.1

Section 1.3 Rules of Construction.

(a) Elements of this Agreement. When a reference is made in this Agreement to a Recital, an Article, a Section, a Schedule, an Attachment or an Exhibit, such reference is to a Recital, Article or Section of, or a Schedule, Attachment or Exhibit to, this Agreement, unless otherwise indicated.

(b) Meaning of “Include” and Variations Thereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

(c) Use of Pronouns. Pronouns, including “he,” “she” and “it,” when used in reference to any person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case.

(d) Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

(e) Variations on Terms. Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms.

(f) Currency References. All references to “dollars” or “$” shall be deemed to be references to the lawful currency of the United States.

ARTICLE 2

Grant of Rights; Diligence

Section 2.1 Grant of Eisai Intellectual Property and Retention of Rights.

(a) During the Term, subject to the terms and conditions of this Agreement, Eisai, on behalf of itself and its Affiliates, hereby grants to OV and OV’s Affiliates an exclusive (even as to Eisai), royalty-bearing right and license under the Eisai Intellectual Property to Develop, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize Products in the Field in the Territory. For clarity, in the foregoing sentence, “exclusive” means that neither Eisai nor its Affiliates shall, for its or their own account, and shall not grant to any Third Party the right and license under the Eisai Intellectual Property to, Develop, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize Products in the Field in the Territory.

(b) Eisai, on behalf of itself and its Affiliates, hereby grants OV and OV’s Affiliates a Right of Reference or Use to all Data and Regulatory Documentation (including all Regulatory Approvals) related to the Product owned or Controlled by Eisai or its Affiliates as of the Effective Date and during the Term for all uses in connection with the Product for Development, Manufacturing and Commercialization in the Field in the Territory.

Section 2.2 Grant of OV Technology and Retention of Rights.

(a) During the Term, subject to the terms and conditions of this Agreement, OV, on behalf of itself and its Affiliates, hereby grants to Eisai and Eisai’s Affiliates an exclusive (even as to OV), right and license under the OV Technology to Develop, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize Products, in each case, solely for use outside the Field in the Territory. For clarity, in the foregoing sentence, “exclusive” means that neither OV nor its Affiliates shall, for its or their own account, and shall not grant to any Third Party the right and license under the OV Technology to, Develop, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize Products for outside the Field (including the CNS Field) in the Territory.

(b) OV, on behalf of itself and its Affiliates, hereby grants Eisai and Eisai’s Affiliates a Right of Reference or Use to all Data and Regulatory Documentation (including all Regulatory Approvals) related to the Product owned or Controlled by OV or its Affiliates during the Term for all uses in connection with the Product for Development, Manufacturing and Commercialization, in each case, solely for use outside the Field (including the CNS Field) in the Territory.

Section 2.3 Sublicenses.

(a) OV shall have the right to grant sublicenses with respect to OV’s rights and obligations under this Agreement to (i) any Affiliates of OV and (ii) Third Parties pursuant to Article 6; provided that, with respect to sublicenses granted to Third Parties, subject to Article 6,

(x) OV provides Eisai with written notice of such sublicense promptly after the grant of such sublicense, which notice shall not be required for rights granted to distributors, wholesalers or marketing agents, (y) such sublicense shall be in writing and shall be consistent with the applicable terms and conditions of this Agreement, and (z) OV shall remain responsible for performance of this Agreement.

(b) Should this Agreement terminate for any reason, Eisai shall have the right but not the obligation to grant such sublicensee under Section 2.3(a) a direct license to the Eisai Intellectual Property in the Territory and the Field.

(c) Eisai shall have the right to grant sublicenses with respect to the license and rights granted pursuant to Section 2.2 to Eisai under this Agreement to (i) any Affiliates of Eisai and

(ii) Third Parties, in each of (i) and (ii), solely in connection with carrying out the activities set forth in Section 2.2; provided that, with respect to sublicenses granted to Third Parties hereunder

(x) Eisai provides OV with written notice of such sublicense promptly after the grant of such sublicense, which notice shall not be required for rights granted to distributors, wholesalers or marketing agents, (y) such sublicense shall be in writing and shall be consistent with the applicable terms and conditions of this Agreement, and (z) Eisai shall remain responsible for its obligations under this Agreement.

(d) Should this Agreement terminate for any reason, OV shall have the right but not the obligation to grant such sublicensee under Section 2.3(c) a direct license to the OV Technology in the Territory and outside the Field.

Section 2.4 CNS Field Option. In the event that Eisai determines to out-license or otherwise, directly or indirectly, grant or sell rights to the Compound in the CNS Field to a Third Party (including by way of sale of shares, merger, demerger or consolidation), the Parties understand and agree that Eisai shall promptly notify OV of such decision in writing. OV shall have a six (6) month period following receipt of such notice (the “Evaluation Period”) to determine whether to enter into negotiations with Eisai to acquire exclusive rights to Develop, Manufacture and Commercialize the Compound in the CNS Field. During the Evaluation Period, Eisai shall not negotiate or enter into discussions with any Third Party regarding a license or other arrangement regarding rights to the CNS Field and shall provide information reasonably requested by OV to enable OV’s determination whether to expand the Field to include the CNS Field. If, during the Exclusivity Period, OV elects to enter into exclusive negotiations with Eisai for the CNS Field, OV shall deliver written notice to Eisai of such determination (the “Exercise Notice”). Following receipt by Eisai of the Exercise Notice, the Parties will negotiate in good faith on an exclusive basis, for up to ninety (90) days (unless otherwise agreed by the Parties) the terms of expanding the Field to include the CNS Field (the “Exclusivity Period”). In the event that the Parties are unable to enter into a mutually acceptable definitive agreement prior to the expiration of the Exclusivity Period, then Eisai shall have the right to negotiate with Third Parties to out-license or otherwise grant rights to the Compound in the CNS Field.

Section 2.5 Rights to Inventions. OV, its Affiliates and permitted sublicensees shall have the right to make Inventions involving the Eisai Intellectual Property, and to utilize such Inventions to develop, make, have made, store, use, sell, have sold, import, export and otherwise commercialize Products in the Field in the Territory. Eisai, its Affiliates and permitted sublicensees shall have the right to make Inventions involving the OV Technology, and to utilize such Inventions to develop, make, have made, store, use, sell, have sold, import, export and otherwise commercialize Products, in each case, solely for use of the Product outside the Field (including CNS Field) in the Territory; provided, that any such Inventions shall be deemed included in the Eisai Intellectual Property licensed to OV hereunder.

ARTICLE 3

Product Development.

Section 3.1 Governance.

(a) Within thirty (30) days after the Effective Date, Eisai and OV will establish a joint development committee (the “JDC”) to implement and oversee Development activities in the Field in the Territory pursuant to the Clinical Development Plan, and will serve as a forum for exchanging data, information and Development strategy regarding the Product. The JDC will consist of six (6) voting representatives, which initial representatives shall be as follows: (i) for OV, Peter Buhl-Jensen (who shall serve as Chairman), Steen Knudsen and Mogens Winkel Madsen; and (ii) for Eisai, three (3) members to be designated within ten (10) Business Days after the Effective Date. OV shall additionally have the right to appoint a non-voting member to sit on the JDC, which initial non-voting member shall be Bruce Pratt. Each Party will designate a JDC member who will be the primary contact on the JDC for that Party. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other in accordance with Section 15.6 of this Agreement. Notwithstanding anything to the contrary contained herein, the Parties understand and agree that the JDC shall be disbanded upon the earlier to occur of (x) Regulatory Approval of the Product by (1) the FDA, (2) the EMA, (3) any Regulatory Authority in the United Kingdom, Germany or France or (4) any Regulatory Authority in Japan and (y) the execution of the Program Acquirer Agreement; it being understood that, for clarity, all further Development activities shall either be, subject to ARTICLE 6, conducted by OV or the Program Acquirer and/or their Affiliates or sublicensees.

(b) The JDC shall meet at least once per Calendar Quarter (or more frequently as the Parties deem necessary) in person or by video or telephone conference. Meetings of the JDC that are held in person shall alternate between the offices of Eisai and OV with the initial in- person meeting to be held at the offices of OV, or at such other place as the Parties may agree. Each Party will bear its own costs for travel, accommodation and the like in relation to attending such meetings. The specific timing and location of the JDC meetings will be determined by the Chairman (provided, that such meetings shall only be held on dates as such Parties mutually agree). An agenda shall be agreed upon by the JDC members and be distributed to the Parties by OV no less than ten (10) Business Days before any meeting. OV shall be responsible for creating the meeting minutes. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC, provided that OV’s representative must be present at each meeting. Each JDC representative shall have one (1) vote on the JDC.

(c) The JDC will be responsible for (i) implementing, overseeing and amending the Clinical Development Plan and regulatory strategy for the Product in the Field in the Territory, including determining whether to amend the Clinical Development Plan to include a second Phase 2 Clinical Trial for a second Indication, (ii) attempting to resolve disputes arising under this Agreement with respect to Development activities, (iii) subject to Article VI, discussing offers by Program Acquirers and (iv) performing such other Development functions set forth in this Agreement.

(d) Except as otherwise set forth in this Agreement, all decisions of the JDC shall be made by a simple majority vote (consisting of more than fifty percent (50%) of the votes cast), with each representative having one (1) vote. If the JDC cannot, after good faith efforts, agree on a matter for which the JDC has decision-making authority within fifteen (15) Business Days after it has met and attempted to reach such decision, then such matter must be elevated to the Chief Clinical Officer, Oncology Business Group for Eisai and the Chief Executive Officer for OV for attempted resolution through good faith efforts (which shall include at least one discussion in person, by video or telephone conference) during a period of five (5) Business Days (or longer period upon mutual agreement of such senior officers in writing), and if after such five (5) Business Day period (or such mutually agreed to longer period) such matter is still unresolved, then, subject to Section 3.1(e), the Chairman shall have the controlling vote and decision unless such matter involves an amendment of the Clinical Development Plan that would result in the amendment, deletion or non-performance of items specified as Minimum Clinical Development Plan Criteria in the initial Clinical Development Plan as of the Effective Date or such amended Clinical Development Plan that has been mutually agreed to by the Parties.

Section 3.2 Development. Subject to ARTICLE 6, OV and its Affiliates and/or sublicensees shall be solely responsible for the Development of Products in the Field in the Territory, whether or not pursuant to the Clinical Development Plan, and shall use Commercially Reasonable Efforts to complete a Phase 2 Clinical Trial in accordance with the Clinical Development Plan. Subject to the terms and conditions of this Agreement, OV shall bear one hundred percent (100%) of all costs and expenses associated with the Development of Products. OV shall provide a summary report to Eisai, through its representatives on the JDC, on a quarterly basis regarding its Development activities that OV and/or its Affiliates undertake in the preceding Calendar Quarter in accordance with this Section 3.

Section 3.3 Transfer. Within sixty (60) days after the Effective Date, Eisai shall disclose and provide to OV the data and information set forth in Schedule 3.3 and which shall include all tangible embodiments of data and information concerning the Eisai Intellectual Property and Regulatory Documentation (including without limitation (a) all safety data for the Product and (b) by providing reasonable assistance with respect to the transfer of ownership, control and sponsorship, as applicable, of any INDs relating to the Product), as well as preclinical and clinical data, manufacturing and CMC data, in its Control as of the Effective Date critical to, necessary or useful for developing, making, using or selling Products in the Territory.

Section 3.4 Assistance. During the Term, Eisai will cooperate with OV to provide reasonable assistance requested by OV to facilitate the transfer of Development, Manufacture and Commercialization responsibilities to OV as required under this Agreement, including providing reasonable assistance with respect to regulatory and Manufacturing transition matters related to Product, and continuing the transfer to OV of the data and information concerning the Eisai Intellectual Property (and related Regulatory Documentation) licensed to OV under Section 2.1. Such cooperation will include providing OV with reasonable access by teleconference or in- person to Eisai personnel involved in the research, Development and Manufacture of Product. Eisai shall provide OV with a reasonable level of assistance and consultation in connection with the transfer described in this Section 3.4 at no cost for a maximum period of sixty (60) days after the Effective Date, and thereafter Eisai’s obligations described in this Section 3.4 shall be expressly contingent upon mutual written agreement on the scope of Eisai’s assistance and related compensation to Eisai in connection therewith.

Section 3.5 Pharmacovigilance. OV will deploy and administer any safety monitoring activity implemented for the Product in the Territory, and be responsible for all pharmacovigilance activities for the Product in the Territory. In addition:

(a) Eisai shall cooperate with OV and share information concerning the pharmaceutical safety of Product. Eisai shall promptly advise OV of any information that comes to its knowledge that may affect the safety, effectiveness or labelling of such Product and any actions taken in response to such information.

(b) OV shall be solely responsible for reporting all adverse drug experiences associated with Product in the Territory, and for establishing, holding and maintaining the global safety database for Product. Eisai shall provide OV with all Product complaints, adverse event information and safety data from clinical studies that are in its possession and control and that are necessary or desirable for OV to comply with all Applicable Laws with respect to the Product.

Notwithstanding the foregoing, within sixty (60) days following Eisai’s written notice to OV that it intends to conduct clinical activities with respect to the Product as permitted under this Agreement, the Parties shall enter into a reasonable and customary written pharmacovigilance agreement (the “PV Agreement”) governing each Party’s obligations with respect to reporting to the other Party and appropriate Regulatory Authorities adverse events, complaints, and other safety-related matters with respect to the Product.

Section 3.6 Manufacturing; Inventory.

(a) Manufacturing. OV shall be solely responsible for sourcing the Manufacturing and supplying of Product in the Territory and shall be entitled to identify and manage Third Party contract manufacturers, as well as lead all supply chain management and quality control activities.

(b) Inventory. Eisai hereby agrees to sell to OV, at OV’s written request as set forth below, such quantities of drug substance for Product hereunder held by Eisai on the Effective Date (including raw materials, intermediates, and finished, unfinished, or partially finished goods) in the Territory, all of which is described on Schedule 3.6 (the “Inventory”). At any time until twelve (12) months after the Effective Date, OV shall have the right to make one request for a single delivery of all or a portion of the Inventory. Eisai shall deliver such Inventory to OV within thirty (30) calendar days of OV’s request and OV shall, within thirty (30) calendar days of receipt of any such Inventory which it requested from Eisai, pay to Eisai an amount equivalent to fifty percent (50%) of the U.S. Dollar value set forth in Schedule 3.6 for such requested and delivered Inventory, which U.S. Dollar value Eisai confirms is equal to Eisai’s documented cost of goods for the Manufacture of such Product incurred with respect to the Manufacturing of such drug substance (as reflected in the carrying value of this inventory in Eisai’s financial statements). Eisai hereby agrees to conduct stability testing to extend the expiration date of any clinical trial materials (CTM) included in the Inventory, which testing shall be conducted pursuant to a separate agreement on commercially reasonable terms to be negotiated in good faith by the Parties following the Effective Date upon the written request of OV to Eisai.

Section 3.7 No Other Rights. Eisai and OV each acknowledges and agrees that, except as expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to technology, Patents or other Intellectual Property Rights that are not specifically granted herein are reserved.

Section 3.8 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, are, for all purposes of 11 U.S.C. § 365(n), licenses of rights to intellectual property as defined in the United States Bankruptcy Code, and any comparable Law of a relevant jurisdiction. Each Party may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. § 365(n). The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon written request therefor, unless the Party subject to bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Party upon written request therefor by OV.

Section 3.9 No Representation. Subject to the foregoing obligation to use Commercially Reasonable Efforts, neither Party makes any representation, warranty or guarantee that the Product will be successful, or that any other particular results will be achieved with respect to the Product hereunder.

ARTICLE 4

Commercialization Activities.

Section 4.1 Commercialization Responsibilities. Subject to Article 6, OV shall use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product in the Major Countries. Subject to the terms and conditions of this Agreement, OV will be responsible, at its own cost, for all Commercialization activities for the Product in the Field in the Territory where Regulatory Approval is expected to be or has been obtained, including all costs and expenses relating thereto. Within sixty (60) days after the end of each Calendar Quarter beginning with the Calendar Year in which the First Commercial Sale is made in a country following receipt of Regulatory Approval in such country, OV shall deliver to Eisai a report setting forth for the previous Calendar Quarter OV’s and its Affiliates’ gross sales and Net Sales in the Territory on a country-by-country basis, and inventory levels. OV shall have sole discretion to establish the pricing and other terms and conditions of sale of the Product to its customers.

ARTICLE 5

Non-Compete.

Section 5.1 Non-Compete. Neither Party nor its Affiliates shall, at any time during the Term, either on its own behalf or through any Affiliate or Third Party, directly or indirectly make, market, promote, sell, offer for sale, import, export or otherwise Commercialize any (a) Competitive Product in the Field, or (b) any other formulations of the Compound, or in-license or otherwise acquire any product that is a Competitive Product or other formulation of the Compound, in the Field anywhere in the Territory.

Section 5.2 Change of Control Exception. Notwithstanding Section 5.1, if a Change of Control occurs with respect to a Party and, in each case, the Third Party (or any of such Third Party’s then-existing Affiliates) already has, or the acquired assets contain, as applicable, a program that existed prior to the Change of Control that would otherwise violate Section 5.1 at the time of such Change of Control (a “Business Program”), then such Third Party (or such Third Party’s Affiliate) or such Party, as applicable, shall be permitted to continue such Business Program after the closing of such Change of Control and such continuation shall not constitute a violation of Section 5.1 provided that (i) neither the Eisai Intellectual Property nor the Joint Intellectual Property shall be used in the Business Program, and (ii) the research or development activities required under this Agreement shall be segregated from any research or development activities directed to such Business Program, including the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel to perform the activities under this Agreement and the activities covered under such Business Program. The Party undergoing the Change of Control shall adopt reasonable procedures to limit the dissemination of the other Party’s Confidential Information to only those personnel having a need to know such Confidential Information in order for such Party or the Third Party, as applicable, to perform its obligations or to exercise its rights under this Agreement, including adopting reasonable procedures and policies that prohibit and limit the use and disclosure of such Confidential Information in a competitive manner against the other Party and its Affiliates, and adopting reasonable procedures and policies that prohibit or limit such Confidential Information from being disclosed to or used by any Person who is also working on or making scientific, intellectual property or commercial decisions regarding the Product at the time of receipt or use of any such Confidential Information, or within three (3) years following receipt or use of any such Confidential Information.

ARTICLE 6

Product Acquisition

Section 6.1 Third Party Acquirer. Following Successful Completion of a Phase 2 Clinical Trial for the Product pursuant to the Clinical Development Plan, OV and Eisai shall cooperate to identify one or more potential Third Party (a “Program Acquirer”) to acquire (whether through sale, license, merger or otherwise) and assume the rights to Develop, Manufacture and Commercialize the Product in the Field in the Territory. The Parties understand and agree that entry into any such agreement with a Program Acquirer (the “Program Acquirer Agreement”) shall be at the sole discretion of OV with the consent of Eisai, not to be unreasonably withheld, conditioned or delayed; provided that, following the expiration of the Option Exclusivity Period, Eisai shall be deemed to consent to such transaction where the Program Acquirer, together with its Affiliates, had at least One Hundred Million US Dollars ($100,000,000.00) of sales in the immediately preceding Calendar Year derived from sales of pharmaceutical products. If a suitable Third Party Acquirer is not secured, OV reserves the right, either itself or through its Affiliates, to advance the Product through Phase 3 Clinical Trials and Commercialize the Product.

Section 6.2 Eisai Option to Re-Acquire. For the period of time commencing with enrollment of the first five (5) patients in a Phase 2 Clinical Trial for the Product pursuant to the Clinical Development Plan and ending ninety (90) days following Successful Completion of such Phase 2 Clinical Trial (the “Option Period”), Eisai shall have the option to notify OV in writing (the “Eisai Option Notice”) that it is interested in re-acquiring the rights to Develop, Manufacture and Commercialize the Product in the Field in the Territory from OV and its Affiliates (the “Eisai Option”). Following receipt by OV of the Eisai Option Notice, the Parties will negotiate in good faith on an exclusive basis, for up to ninety (90) days (unless otherwise agreed by the Parties) the terms of Eisai exercising the Eisai Option at a fair market value, which value shall take into consideration the value of the Development activities performed by OV, its Affiliates and sublicensees pursuant to the Clinical Development Plan, any Data, Know-How, Inventions or Patents related to the Product and any applicable drug substance for Product held by OV (including raw materials, intermediates, and finished, unfinished, or partially finished goods, or otherwise) (the “Option Exclusivity Period”). In the event that the Parties are unable to enter into a mutually acceptable definitive agreement prior to the expiration of the Option Exclusivity Period, then OV shall have the right (a) to negotiate with any Third Party to out- license or otherwise grant rights to the Field as contemplated by Section 6.1 or (b) to continue to advance the Product itself.

ARTICLE 7

Payments

Section 7.1 Upfront Payment. In consideration of the rights granted to OV under this Agreement, OV shall pay to Eisai a one-time, non-refundable and non-creditable payment of [***] U.S. Dollars ($[***].00) no later than ten (10) Business Days after the Effective Date. Eisai hereby confirms that OV has previously paid [***] U.S. Dollars ($[***]) pursuant to the MTA.

Section 7.2 Royalties.

(a) Product Royalties. OV shall pay Eisai royalties on Annual Net Sales equal to the following portions of Annual Net Sales multiplied by the applicable royalty rate for such portion during the applicable Royalty Term for each such Product in accordance with Section 7.2(f):

Annual Net Sales	Royalty Rate
Annual Net Sales above $0, up to and including One Hundred Million U.S. Dollars ($100,000,000.00)	[***]
Annual Net Sales above One Hundred Million U.S. Dollars ($100,000,000.00), up to and including Two Hundred Fifty Million U.S. Dollars ($250,000,000.00)	[***]
Annual Net Sales above Two Hundred Fifty Million U.S. Dollars ($250,000,000.00), up to and including Five Hundred Million U.S. Dollars ($500,000,000.00)	[***]
Annual Net Sales above Five Hundred Million U.S. Dollars ($500,000,000.00)	[***]

Each Royalty Rate set forth in the table above will apply only to that portion of the Annual Net Sales of Product in the Territory during a given Calendar Year that falls within the indicated range.

For example, if Annual Net Sales of Product in the Territory by OV, its Affiliates and sublicensees was Three Hundred and Fifty Million U.S. Dollars ($350,000,000), then the royalties payable with respect to such Annual Net Sales, subject to adjustment as set forth in this Section 7.2(a), would be:

[***].

(b) Royalty Term; Reduction. OV’s royalty obligations to Eisai under Section 7.2 shall be on a country-by-country basis for the applicable Royalty Term in such country; provided that the royalty amounts payable with respect to Annual Net Sales shall be reduced on a country-by-country basis, [***] of the amounts otherwise payable pursuant to Section 7.2(a), during any portion of the Royalty Term in which there is not at least one (1) Valid Claim of a Patent within the Eisai Intellectual Property or Joint Intellectual Property that Covers such Product in such country. Only one royalty shall be payable by OV to Eisai for each sale of a Product.

(c) Royalty Reduction for Generic Product Competition. If, on a Product-by- Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, A Generic Product(s) has a market share of greater than twenty-five percent (25%) but less than or equal to fifty percent (50%); or A Generic Product(s) has a market share of more than fifty percent (50%); then the royalties payable with respect to Annual Net Sales pursuant to Section 7.2(a) in such country during such Calendar Quarter shall be reduced by [***] if subsection (a) applies, and [***] if subsection (b) applies, respectively, of the royalties otherwise payable pursuant to Section 7.2(a). Market share shall be based on the aggregate market in such country of such Product and the Competitive Product(s) (based on sales of units of such Product and such Competitive Product(s) in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

(d) Royalty Reduction for Third Party Payments. If OV, in its sole discretion, determines that any Third Party intellectual property rights are required in order to avoid infringement of such Third Party intellectual property rights in connection with the Development, Manufacture, or Commercialization of the Product for the Field, then OV may negotiate and obtain a license under, or otherwise pay amounts with respect to any litigation regarding, such Third Party’s intellectual property rights (each such Third Party license or payment referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to Eisai under this Agreement with respect to Annual Net Sales of any Product by OV, its Affiliates or sublicensees in such country will be reduced by [***] of the amounts payable to Third Parties pursuant to any Additional Third Party Licenses, such reduction to continue (and be carried forward for use) until all such amounts have been expended.

(e) Cumulative Effect of Royalty Reductions. In no event shall the royalty reductions described in Sections 7.2(b), (c) and (d), alone or together, reduce the royalties payable by OV for a given Calendar Quarter pursuant to Section 7.2(a) to less than [***] of the amounts payable by OV for a given Calendar Quarter pursuant to Section 7.2(a). OV may carry over and apply any such royalty reductions which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter, to any subsequent Calendar Quarter(s), and shall begin applying such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarterly basis thereafter.

(f) Payment of Royalties. OV shall: (a) within forty-five (45) days following the end of each Calendar Quarter in which a royalty payment accrues, provide to Eisai a report for each country in the Territory in which sales of Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter: the number of Products sold; the gross sales and Annual Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Annual Net Sales in accordance with OV’s normal practices used to prepare its audited financial statements for internal and external reporting purposes; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 7.5; and the royalty calculation and royalties payable in U.S. Dollars, and (b) make the royalty payments owed to Eisai hereunder in accordance with such royalty report in arrears, within sixty (60) days from the end of each Calendar Quarter in which such payment accrues.

Section 7.3 Milestones; Survival. OV shall pay Eisai the applicable milestones set forth in this Section 7.3. For each of Sections 7.3(a) and (b) of this Agreement, the Parties understand and agree that in no event will more than one (1) milestone payment be paid with respect to any specific event triggering a payment under this Agreement.

(a) Sales Milestones. OV shall make a one-time sales milestone payment of [***] to Eisai the first time Annual Net Sales of Products in a given Calendar Year in the Field in the Territory achieve One Billion U.S. Dollars ($1,000,000,000.00). For clarity, such milestone shall be due and payable one time only.

(b) Development Milestones. OV shall make the following development milestone payments to Eisai that are set forth below upon the first achievement by or on behalf of OV, its Affiliates or sublicensees of the Development milestone events (“Development Milestone Events”) set forth below with respect to the first Product in the Field that achieves such event in the Field. For clarity, each milestone set forth below shall be due and payable one time only (regardless of the number of Products or Indications to achieve any such Development Milestone Event).

Milestone Number	Development Milestone Event (For the first Product that achieves such event)	Milestone Payments (in $ millions)
1	Successful Completion of a Phase 2 Clinical Trial for the Product	[***]
2	Dosing of the first patient in a Phase 3 Clinical Trial for the Product	[***]
3	Submission of an NDA to the FDA for the Product in the United States	[***]
4	Submission of an MAA to the EMA for the Product in the European Union	[***]
5	Submission of an NDA to the MHLW for the Product in Japan	[***]
6	Receipt of Regulatory Approval of the Product in the United States from the FDA	[***]
7	Receipt of Regulatory Approval of the Product in the European Union from the EMA	[***]
8	Receipt of Regulatory Approval of the Product in Japan from the MHLW	[***]

The Parties understand and agree that submission of an NDA or MAA shall only be deemed to occur if such NDA or MAA has been accepted by the applicable Regulatory Authority for review (and for example no “complete response letter” or similar communications have been delivered).

Additionally, the Parties understand and agree that the Development Milestone Numbers 3–8 set forth in the table above shall be reduced by [***] if, at the time of achievement of such Development Milestone by OV and/or its Affiliates or its or their permitted sublicensees, Eisai and/or its Affiliates or its or their permitted sublicensees have received Regulatory Approval for the Compound in the CNS Field.

Section 7.4 Additional Payment Terms.

(a) Accounting. All payments hereunder shall be made in the United States in U.S. Dollars by wire transfer to a bank to be designated in writing by Eisai. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with OV’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

(b) Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of: (a) one and one half percentage points (1.5%) above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

Section 7.5 Currency Conversion. All amounts payable and calculations under this Agreement will be in U.S. Dollars. As applicable, Net Sales and any Milestone Payments will be translated into U.S. Dollars using OV’s then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars (in accordance with IFRS). If, due to restrictions or prohibitions imposed by national or international authority, a given payment cannot be made as provided in this Section 7.5, the Parties will consult with a view to finding a prompt and acceptable solution. If the Parties are unable to identify a mutually acceptable solution regarding such payment, then OV may elect, in its sole discretion, to deliver such payment in the relevant jurisdiction and in the local currency of the relevant jurisdiction.

Section 7.6 Extension Payment. If OV and/or its Affiliates or sublicensees have not achieved Successful Completion of the first Phase 2 Clinical Trial of the Product prior to the fourth (4th) anniversary of the Effective Date, then, in OV’s sole discretion, it may notify Eisai of its intention to continue Development activities of the Compound. In the event that Eisai and OV mutually agree to such continued Development activities by OV, OV shall pay a one-time payment to Eisai of [***] (the “Extension Payment”) on the fourth (4th) anniversary of the Effective Date.

Section 7.7 Taxes. OV may withhold from payment made to Eisai under this Agreement any income tax required to be withheld by OV under the laws of the country or jurisdiction where OV has commercially sold Products. If any tax is withheld by OV, OV shall provide Eisai receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

ARTICLE 8

Regulatory Matters

Section 8.1 Compliance with Laws. Each Party shall comply in all material respects with all Applicable Laws, including all Regulatory Laws, that pertain to its activities under this Agreement and, except as otherwise provided herein, each Party shall bear its own cost and expense of such compliance.

Section 8.2 Regulatory Approval. In seeking any Regulatory Approval in the Territory, OV shall have primary responsibility for all communications, submissions and interactions with Regulatory Authorities, including serving as sponsor of any required investigational new drug or device applications or exemptions and preparing and submitting the application for Regulatory Approval. Eisai shall fully cooperate with OV, provide consulting advice on regulatory strategies, communications and submissions, and provide any additional regulatory documentation and data reasonably requested by OV in connection with seeking Regulatory Approval in the Territory. OV shall bear all costs and expenses of obtaining such Regulatory Approval. OV shall maintain such approval throughout the Term (and bear all associated costs and expenses). OV shall own all and be responsible for preparing, filing and maintaining all regulatory filings and Regulatory Approval that are required for the Development, Manufacture, use, or Commercialization of the Product in the Field in the Territory, provided that: (i) OV shall provide Eisai with copies of material regulatory submissions to, and material communications with, any Governmental Authority in the Territory and Eisai shall have the right to review and comment on such submissions and communications, and (ii) OV shall take such actions and otherwise cooperate with Eisai as may be reasonably requested by Eisai to enable Eisai to perform activities assigned to Eisai under this Agreement.

ARTICLE 9

Intellectual Property

Section 9.1 Ownership of Intellectual Property.

(a) Inventorship. Inventorship of Inventions shall be determined by application of U.S. patent law pertaining to inventorship.

(b) OV. As between the Parties, OV will be the sole owner of any Inventions and intellectual property rights therein that are discovered, developed, invented or created solely by OV, its Affiliates or Third Parties acting on its or its Affiliates’ behalf while conducting activities under this Agreement (such Inventions and intellectual property rights, “OV Know-How”) and any Patents that claim such OV Know-How (“OV Patents” and, together with the OV Know- How, the “OV Technology”), and will retain all of its rights, title and interest thereto.

(c) Joint Intellectual Property. Any Joint Intellectual Property will be owned jointly by OV and Eisai on an equal and undivided basis, including all rights, title and interest thereto, subject to any assignment, rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Joint Intellectual Property by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. At the reasonable written request of a Party, the other Party will in writing confirm that no such accounting is required to effect the foregoing regarding Joint Intellectual Property. To the extent necessary in any jurisdiction to effect the foregoing, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses, to practice such Joint Intellectual Property for any and all purposes, subject to any licenses granted by one Party to the other under this Agreement. The Parties understand and agree that any Patents, Know-How and/or Inventions related to or generated by OV’s proprietary biomarker generation platform Drug Response Predictor (DRP™) shall always be considered “OV Platform Technology” hereunder and never constitute Joint Intellectual Property; provided, however, that the Product-Specific Biomarker shall be deemed “Joint Intellectual Property”.

(d) OV Platform Technology. As between the Parties, OV will own and retain all of its rights, title and interest in and to the OV Platform Technology.

(e) Cooperation. The determination of whether Know-How and inventions claimed in Patents that are conceived, discovered, developed or otherwise made or reduced to practice by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, will, for purposes of this Agreement, be made in accordance with Applicable Law in the United States. In the event that United States law does not apply to the conception, discovery, development, making or reduction to practice of any Know-How or Patents hereunder, each Party will, and does hereby, assign, and will cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Know-How and Patents as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership as would have been determined under U.S. law unless otherwise provided in this Article 9.

Section 9.2 Patent Filings, Prosecution and Maintenance of Eisai Intellectual Property and any Joint Intellectual Property.

(a) The Parties agree to cooperate in the Prosecution of all Patents under this Section 9.2, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such Patents and Patent applications, obtaining execution of such other documents which are needed in the Prosecution of such Patents and Patent applications, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents and Patent applications.

(b) On a country-by-country basis, the Parties understand and agree that Eisai shall have the right (but not the obligation) to Prosecute any Eisai Patents in such country, at Eisai’s expense, and shall control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in each such country in the Territory. Eisai shall inform and consult with OV regarding the Prosecution of all such Eisai Patents sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of OV’s suggestions, recommendations or requests with respect to such filing or strategies. Notwithstanding the foregoing, OV shall have the right (but not the obligation), exercisable at any time upon written notice to Eisai, to Prosecute any Product-Specific Patents, at OV’s expense, and to control any interferences, oppositions, reissue proceedings, reexaminations, post- grant proceedings and any other similar proceeding relating thereto, in each such country in the Territory; provided that, OV shall not have the right Prosecute any of the Product-Specific Patents set forth on Schedule 9.2(b) hereto. OV shall inform and consult with Eisai regarding the Prosecution of all such Product-Specific Patents sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of Eisai’s suggestions, recommendations or requests with respect to such filing or strategies (including reasonable requests in connection with Eisai’s strategy for the Product outside the Field). Each Party shall pay for its own costs with respect to any consultation hereunder.

(c) OV shall have the first right (but not the obligation) to Prosecute any Patents for any Joint Intellectual Property, in both Parties’ names, and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in the Territory; provided that the costs of such Prosecution shall be borne equally by the Parties. OV shall inform and consult with Eisai regarding the Prosecution of all such Joint Intellectual Property sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of Eisai’s suggestions or recommendations(including reasonable requests in connection with Eisai’s strategy for the Product outside the Field). Each Party shall pay for its own costs with respect to this consultation.

(d) If OV elects in any country not to Prosecute, or elects to abandon any Joint Intellectual Property or declines to control any related interference, opposition, reissue proceeding, reexamination, post-grant proceeding and similar proceeding, OV shall give Eisai reasonable written notice to this effect sufficiently in advance (but in any event no later than at least sixty (60) days prior to the date upon which the subject matter of such Joint Patent shall become unpatentable or such Joint Patent shall lapse or become abandoned) to permit Eisai, in its sole discretion and expense, to undertake such Prosecution, or to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding, without a loss of rights. If Eisai does so elect, then OV shall provide such cooperation to Eisai, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such Joint Patent activities, and shall assign all of its right, title and interest to such Joint Patents, other than its rights thereto provided by this Agreement, to Eisai electing to pursue such Joint Patent activities. For clarity, Eisai shall have the right, in its sole discretion, to abandon such Patent at any time after it takes control pursuant to this Section 9.2(d).

(e) Each Party agrees to cooperate with the other with respect to the Prosecution of Joint Intellectual Property and related interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding thereof. If required under Applicable Law in order for the prosecuting Party to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding relating to the Joint Intellectual Property, the other Party shall join as a party to such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding.

Section 9.3 Extensions of Patent Term for Products.

(a) Eisai shall have the sole right, but not the obligation, to seek patent term extensions, adjustments, restorations, or supplementary protection certificates under Applicable Law with respect to any Platform Patents for the Product in the Territory; it being understood and agreed that, if Eisai seeks a patent term extension, then OV agrees to cooperate with respect to any measures required by Applicable Law for Eisai to obtain such extension. Eisai, its agents and attorneys will give due consideration to all suggestions and comments of OV regarding any such activities, including the choice of which Patent to apply term extensions to, but in the event or a disagreement between the Parties, Eisai shall have the final decision making authority. For clarity, (a) any such extended Patent will remain included in the definition of Valid Claim for purposes of extending the Term and (b) Eisai shall have the right, in its sole discretion, to abandon such Patent at any time.

(b) OV shall have the sole right, but not the obligation, to seek patent term extensions, adjustments, restorations, or supplementary protection certificates under Applicable Law with respect to any Product-Specific Patents for the Product in the Territory; it being understood and agreed that, if OV seeks a patent term extension, then Eisai agrees to cooperate with respect to any measures required by Applicable Law for OV to obtain such extension. OV, its agents and attorneys will give due consideration to all suggestions and comments of Eisai regarding any such activities, including the choice of which Patent to apply term extensions to, but in the event or a disagreement between the Parties, OV shall have the final decision making authority. For clarity, (a) any such extended Patent will remain included in the definition of Valid Claim for purposes of extending the Term and (b) OV shall have the right, in its sole discretion, to abandon such Patent at any time.

Section 9.4 Enforcement of Eisai Intellectual Property and Joint Intellectual Property.

(a) If either Party learns of any infringement or violation by a Third Party of any Eisai Intellectual Property or Joint Intellectual Property in the Territory, whether or not within the Field, it shall notify the other Party as soon as practicable. Thereafter, (a) OV shall have the sole right (but not the obligation), subject to Section 9.4(b), at its own cost to take the appropriate steps to enforce or defend any Product-Specific Patents in the Field and/or Joint Intellectual Property, as applicable, against Third Parties and (b) Eisai shall have the sole right (but not the obligation) at its own cost to take the appropriate steps to enforce or defend any Platform Patents in the Field against Third Parties. Any settlements, damages or other monetary awards relating to such infringement or violation by a Third Party of any Eisai Intellectual Property and/or Joint Intellectual Property (a “Recovery”) recovered by either Party will be forwarded to OV (if not then previously paid to OV) and any such Recovery pursuant to a suit, action or proceeding brought pursuant to this Section 9.4(a) will be allocated first to the costs and expenses of the enforcing or defending Party, and second, all remaining Recoveries shall be deemed to be Net Sales.

(b) Solely with respect to any Product-Specific Patent which claims the composition of matter of a Product which is then being Commercialized by Eisai outside the Field, in the event that OV does not exercise its rights to enforce or defend such Patent under Section 9.4(a)

(i) within ninety (90) days following the first notice provided above with respect to such infringement or violation or (ii) provided such date occurs after the first such notice of such infringement or violation is provided, ten (10) Business Days before the time limit, if any, set forth under Applicable Law for filing of such actions, whichever comes first, then Eisai may undertake such enforcement or defense at its sole cost and expense; provided, that Eisai shall fully consider and use reasonable efforts to accommodate OV’s global intellectual property litigation positions in all such decisions with respect to any such enforcement or defense action that may impact such global positions.

(c) If either Party brings any suit, action or proceeding under this Section 9.4, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the prosecuting Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither will not be required to transfer any right, title or interest in or to any property to the other in order to confer standing on the prosecuting Party hereunder. the non-prosecuting Party will provide reasonable assistance to the prosecuting Party including by providing access to relevant documents and other evidence and making its employees available, subject to the prosecuting Party’s reimbursement of any reasonable Out-of- Pocket Costs incurred by the non-prosecuting Party in providing such assistance.

Section 9.5 Enforcement of OV Technology. If either Party learns of any infringement or violation by a Third Party of any OV Technology in the Territory, it shall notify the other Party as soon as practicable. Thereafter, OV shall have the sole right to (a) enforce all OV Technology against Third Parties and (b) any settlements, damages or other monetary awards recovered pursuant to a suit, action or proceeding brought pursuant to this Section 9.5.

Section 9.6 Defense of Infringement Claims of Eisai Intellectual Property and Joint Intellectual Property. If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Product, the use or practice of the Eisai Intellectual Property or the Joint Intellectual Property infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail. With respect to any Infringement Claim in the Field in the Territory, the Parties shall negotiate in good faith a resolution with respect thereto. If settlement is deemed an appropriate resolution and the Parties cannot settle such Infringement Claim with the Third Party within thirty (30) days after receipt of the notice pursuant to the notice pursuant to this Section 9.6, then subject to indemnification requirements of ARTICLE 10, the following shall apply:

(a) In the case of any such Infringement Claim against either Party individually or against both OV and Eisai, in each case, with respect to the Product in the Field in the Territory, then OV shall assume control of the defense of such Infringement Claim. Eisai, upon request of OV and if required by Applicable Law, agrees to join in any such litigation at OV’s expense, and in any event to reasonably cooperate with OV at OV’s expense. Eisai will have the right to consult with OV concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which Eisai is a party, at its own expense. OV shall have the exclusive right to settle any Infringement Claim against OV alone or both Parties without the consent of Eisai, unless such settlement shall have a material adverse impact on Eisai (in which case the consent of Eisai shall be required). OV shall fully consider and use reasonable efforts to accommodate Eisai’s global intellectual property litigation positions in all such decisions with respect to any such defense or settlement that may impact such global positions. If (a) OV elects (in a written communication submitted to Eisai within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding, within such time periods so that Eisai is not prejudiced by any delays, Eisai shall have the right (but not the obligation) to control the defense of such Infringement Claim, and OV upon request of Eisai and if required by Applicable Law, agrees to join in any such litigation at Eisai’s expense.

(b) If either Party individually shall control of the defense of any such Infringement Claim described in this Section 9.6, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with the controlling Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the controlling Party, at the controlling Party’s cost, such employees who may be helpful with respect to such suit, investigation, claim or other proceeding.

(c) Neither Party, nor its Affiliates, nor its or their employees, agents or independent contractors, shall be liable to the other Party or any of its Affiliates in respect of any good faith act, omission, default, or neglect of such Party, any of its Affiliates, or its or their employees, agents or independent contractors in connection with the Prosecution of Eisai Intellectual Property, OV Technology or Joint Intellectual Property.

ARTICLE 10

Indemnification

ARTICLE 10 shall survive the expiration or termination of this Agreement.

Section 10.1 Indemnification by Eisai.

(a) Scope. Eisai shall indemnify and hold harmless OV and its Affiliates and their respective, directors, officers, employees and agents (collectively, the “OV Indemnified Parties”) from and against any and all Damages, arising out of or resulting from any claim, demand, action, suit or proceeding by a Third Party (collectively, a “Third Party Claim”) based upon or arising from: (i) any breach by Eisai of any of its representations, warranties or obligations under this Agreement; (ii) any actual violation by Eisai or any of its Affiliates or licensees or sublicensees (other than OV) of Applicable Laws or any Development of the Product outside of the Field in the Territory or Commercialization of the Product in or outside the Field in the Territory by Eisai or any of its Affiliates or licensees or sublicensees (other than OV) on, prior to or after the Effective Date; or (iii) any willful act or omission of Eisai or its Affiliates or subcontractors or any of their respective employees or agents relating to the activities in connection with this Agreement.

(b) Defense. OV shall give Eisai prompt written notice of any Third Party Claim with respect to which Eisai’s indemnification obligations apply, but any delay or failure of such notice shall not excuse Eisai’s indemnification obligations except to the extent that Eisai’s legal position is actually and materially prejudiced thereby. Eisai shall have the right to assume and control the defense and settlement of any Third Party Claim; provided, however, that following conditions must be satisfied: (i) Eisai must provide to OV written acknowledgement to OV of Eisai’s obligation to indemnify OV hereunder against Damages that may result from the Third Party Claim, and (ii) OV shall not have given Eisai written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by OV’s own counsel advisable, (iii) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iv) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (v) if requested by OV, Eisai has reasonably demonstrated Eisai’s financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim. OV shall have the right to participate in the defense of the Third Party Claim at its own expense, but in any event shall cooperate with Eisai in the investigation and defense of the Third Party Claim.

(c) Settlement. If Eisai is entitled to, and does, assume and control the defense and settlement of any Third Party Claim with respect to which its indemnification obligations apply, then Eisai shall not settle such Claim without OV’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by Eisai and (ii) such settlement does not include any finding or admission of a violation by OV, its Affiliates or sublicensees of any Applicable Laws or Third Party’s rights.

Section 10.2 Indemnification by OV.

(a) Scope. OV shall indemnify and hold harmless Eisai and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Eisai Indemnified Parties”) from and against any and all Damages in connection with any Third Party Claim based upon or arising from: (i) any breach by OV or any of its Affiliates of any of OV’s representations, warranties or obligations under this Agreement; (ii) any actual violation by OV or any of its Affiliates of Applicable Laws; (iii) any willful act or omission of OV or its Affiliates or any of their respective employees or agents relating to the activities in connection with this Agreement; or (iv) any exploitation by OV and its Affiliates of the Product.

(b) Defense. Eisai shall give OV prompt written notice of any Third Party Claim with respect to which OV’s indemnification obligations apply, but any delay or failure of such notice shall not excuse OV’s indemnification obligations except to the extent that OV’s legal position is actually and materially prejudiced thereby. OV shall have the right to assume and control the defense and settlement of any such Third Party Claim; provided, however, that following conditions must be satisfied: (i) OV must provide to Eisai written acknowledgement to Eisai of OV’s obligation to indemnify Eisai hereunder against Damages that may result from the Third Party Claim, and (ii) Eisai shall not have given OV written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by Eisai’s own counsel advisable, (iii) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iv) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (v) if requested by Eisai, OV has reasonably demonstrated OV’s financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim. Eisai shall have the right to participate in the defense of the Third Party Claim at its own expense, but in any event shall cooperate with OV in the investigation and defense of the Third Party Claim.

(c) Settlement. If OV is entitled to, and does, assume and control the defense and settlement of any Third Party Claim with respect to which its indemnification obligations apply, then OV shall not settle such Claim without Eisai’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by OV and (ii) such settlement does not include any finding or admission of a violation by Eisai, its Affiliates or sublicensees of any Applicable Laws or Third Party’s rights.

Section 10.3 Waiver. Any waiver by an indemnified Party of its rights under this ARTICLE 10 must be set forth expressly and in writing in order to be effective.

Section 10.4 Insurance. Each Party shall maintain insurance with creditworthy insurance companies or self insure in accordance with Applicable Laws against such risks and in such amounts as are usually maintained or insured against by such Party.

Section 10.5 Limitation of Consequential Damages. Except for (a) Third Party Claims that are subject to indemnification under this ARTICLE 10, (b) claims arising out of a Party’s willful misconduct, or (c) a Party’s breach of ARTICLE 5 or ARTICLE 12 or any other confidentiality obligations under this Agreement, neither Party nor any of its Affiliates will be liable to the other Party or its Affiliates in connection with this Agreement for any incidental, consequential, special, punitive or other indirect damages or lost or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that Party or any representative of that Party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

ARTICLE 11

Representations and Warranties

ARTICLE 11 shall survive the expiration or termination of this Agreement.

Section 11.1 General Corporate Matters. Each Party hereby represents and warrants to the other Party that:

(a) Organization and Power. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. It has all requisite power and authority to conduct its business and engage in the transactions provided for in this Agreement.

(b) Authorization and Validity of Agreements. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c) Absence of Conflicts. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not: (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of, its certificate or articles of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.

(d) Consents. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by it of this Agreement (excluding approvals of Regulatory Authorities as contemplated herein).

(e) Affiliates. Where this Agreement refers to an action or obligation to be undertaken by a Party’s Affiliates, such Party will cause such Affiliates to undertake such obligations or other actions, and such Party will be responsible and liable for any acts or omissions by its Affiliates.

Section 11.2 Intellectual Property Matters. Eisai hereby represents and warrants to OV that, as of the Effective Date:

(a) Ownership. Eisai has sole and exclusive ownership of the Eisai Intellectual Property. Eisai has not granted to any Person other than OV a license, covenant not to sue or similar right with respect to any component of the Eisai Intellectual Property in the Field or the CNS Field in the Territory. The Eisai Intellectual Property in the Field and the CNS Field in the Territory are free of any lien, covenant, easement, lien, lease, sublease, option, encumbrance, security interest, mortgage, pledge or claim of any nature, including limitations on transfer or any subordination arrangement in favor of a Third Party.

(b) Patents. Schedule 2 sets forth a complete and correct list of all Eisai Patents owned or otherwise Controlled by Eisai and its Affiliates, and, except as set forth on Schedule 2, Eisai, together with its Affiliates, is the sole and exclusive owner of, and has the sole right, title and interest in and to, the Eisai Patents listed on Schedule 2 (as updated from time to time) and the related Know-How. To its Knowledge, the Eisai Patents are valid and enforceable and none of the Eisai Patents are currently involved in any court, administrative, interference, reissue, re- examination, cancellation or opposition proceedings, and neither Eisai nor any of its Affiliates has received any written notice from any Third Party of such actual or threatened proceedings or challenge.

(c) No Additional IP. To Eisai’s Knowledge, there is no intellectual property right, in particular no Eisai Patents, owned by or licensed to Eisai or its Affiliates other than the Eisai Intellectual Property, that are necessary for OV or its Affiliates and sublicensees to Develop and Commercialize the Product as set forth herein.

(d) Third Party Obligations. Eisai and its Affiliate are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.

(e) Data and Information. Eisai has furnished or made available to OV all material information that is in Eisai’s or its Affiliates’ possession concerning the Eisai Intellectual Property and Product relevant to the safety, efficacy, or CMC data thereof, and all Regulatory Documentation, Data and other correspondence with Regulatory Authorities relating to the Product, and to Eisai’s Knowledge, such information is accurate, complete and true in all material respects.

(f) Non-Infringement. As of the Effective Date and to Eisai’s Knowledge, the use, manufacture, marketing, sale, promotion, importation, distribution and commercialization of the Product in the Field or the CNS Field in the Territory does not infringe, violate or misappropriate the intellectual property rights of any Person.

(g) IP Claims. As of the Effective Date, no Person has made, nor has Eisai received, any written, nor to the Knowledge of Eisai has any Person threatened, any written or oral, claim of ownership, inventorship or Patent infringement, or any other claim of intellectual property misappropriation or violation, from any Third Party (including by current or former officers, directors, employees, consultants, or personnel of Eisai or any predecessor) with respect to the Eisai Intellectual Property, or initiated a lawsuit against Eisai, in any case (i) challenging the ownership, validity or enforceability of any of the Eisai Intellectual Property in the Field or the CNS Field in the Territory, (ii) alleging that the license, use or practice of them infringes, violates or misappropriates: (A) the intellectual property rights of any Person; or (B) the rights of any Third Party, or (iii) seeking to enjoin or restrain such use or practice. Eisai has no Knowledge that any Person intends to assert such a claim or initiate such a lawsuit, or that any Person has a valid basis to do so.

(h) Claims. There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to Eisai’s Knowledge, threatened against Eisai, nor is Eisai a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Eisai to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the Eisai Intellectual Property, or Eisai’s Control thereof, or the Product.

(i) Infringement by Others. As of the Effective Date and to the Knowledge of Eisai, Eisai has no reason to believe that any Person has infringed, violated or misappropriated any of the Eisai Intellectual Property in the Field or the CNS Field in the Territory.

Section 11.3 Eisai Covenants.

(a) Except as set forth in Section 15.12, neither Eisai nor its Affiliates will (a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject to subsection (b), below) or dispose of, any assets specifically related to the Compound in the Field, including with respect to Products and related diagnostic products developed therefor, or pre-clinical or Clinical Trial results or other data specifically related to the Compound in the Field, or any intellectual property specifically related to any of the foregoing (the “Licensed Assets”), except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not conflict with or adversely affect in any respect any of the rights granted to OV hereunder, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Licensed Assets if such license or grant would conflict with or adversely affect in any respect any of the rights granted to OV hereunder, or (c) disclose any Confidential Information relating to the Licensed Assets to any Third Party if such disclosure would impair or conflict in any respect with any of the rights granted to OV hereunder.

(b) Neither Eisai nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement, transfer ownership of the Eisai Intellectual Property, or Eisai’s interest in the Joint Intellectual Property, or obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that restricts, limits, or encumbers the rights granted to OV under this Agreement.

(c) Eisai will update Schedule 2 from time to time to include any Patents that are necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory (including, for the avoidance of doubt, any Patents Covering Eisai’s interest in any Joint Intellectual Property); provided that, regardless of Eisai’s failure to update such Schedule 2, such Patents shall be deemed to be included in the definition of Eisai Patents.

(d) During the Term, in no event shall Eisai or its Affiliates enable or assist any Third Party in obtaining a right or license in the CNS Field, or otherwise grant a right of use, license, option, acquisition or other rights to a Third Party in the CNS Field, unless and until Eisai has complied in good faith with the obligations set forth in Section 2.4.

Section 11.4 OV Covenants. OV shall perform all of its obligations under this Agreement, and shall comply in all material respects with all Applicable Laws in the exercise of its rights under this Agreement, including development, marketing, distribution and sale of the Products. OV’s specifications for the text (including any trademarks, logos or other graphics) for all marketing material used in connection with Product, and any such marketing material for the Product provided by OV or its designee, shall be true and accurate in all respects, comply in all material respects with all Applicable Laws and not infringe or otherwise violate the intellectual property of any person.

ARTICLE 12

Confidentiality and Publicity

Section 12.1 Confidentiality. In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be a disclosing Party or a recipient of Confidential Information. The Parties wish to protect such Confidential Information in accordance with this Section 12.1. The provisions of this Section 12.1 shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates). Each Party shall advise its agents and representatives of the requirements of this Section 12.1 and shall be responsible to ensure their compliance with such provisions.

(a) Definition of Confidential Information. For purposes hereof, “Confidential Information” with respect to a disclosing Party means all Proprietary Information, in any form or media, concerning the disclosing Party or its Affiliates that the disclosing Party or its Affiliates furnish to the recipient, whether furnished before or after the date hereof, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such Proprietary Information; provided, however, that Confidential Information does not include information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (ii) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (iii) is disclosed to the recipient on a non-confidential basis by a person who is not in default of any confidentiality obligation to the disclosing Party, (iv) is independently developed by or on behalf of the recipient without reliance on the Confidential Information received hereunder, or (v) is required to be submitted to a governmental agency for the purpose of obtaining product approval, provided that the recipient will make a good faith attempt to obtain confidential treatment of the information by such agency. The contents of this Agreement shall be deemed to be Confidential Information of each Party. For clarity, Confidential Information shall not include clinical data contained in clinical reports that are not permitted under Applicable Laws to be redacted.

(b) Treatment of Confidential Information. The recipient of Confidential Information shall (i) use such Confidential Information solely and exclusively in connection with the discharge of its obligations under this Agreement and (ii) not disclose such Confidential Information without the prior written consent of the disclosing Party to any Person other than those of its and/or its Affiliates’ agents and representatives who need to know such Confidential Information in order to accomplish the objectives for which it was disclosed. Notwithstanding the foregoing, if the recipient of Confidential Information becomes legally compelled to disclose any Confidential Information in order to comply with Applicable Laws or with an order issued by a court or regulatory body with competent jurisdiction, the recipient shall (x) provide prompt written notice to the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 12.1; and (y) disclose only the portion of Confidential Information that is legally required to furnish; provided that, in connection with such disclosure, the recipient shall use Commercially Reasonable Efforts to obtain assurance that confidential treatment will be given with respect to such Confidential Information. If any Party is required to file this Agreement with any Governmental Authority, such Party shall redact the terms of this Agreement to the extent possible in order to keep particularly sensitive provisions confidential.

(c) Return and Destruction. Upon the termination or expiration of this Agreement, upon the request of the disclosing Party, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form or destroy the same and certify in writing that such destruction has occurred; provided, however, that nothing in this Agreement shall require the alteration, modification, deletion or destruction of computer backup tapes made in the ordinary course of business. All notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the disclosing Party by OV. Notwithstanding the foregoing, legal counsel to the recipient shall be permitted to retain in its files one copy of all Confidential Information to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Section 12.1.

(d) Term of Obligation. The obligations under this Section 12.1 shall remain in effect from the date hereof through the seventh (7th) anniversary of the expiration or termination of this Agreement.

(e) Prior Agreements. The provisions of this Section 12.1 shall supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby, including, for the avoidance of doubt, that certain Confidentiality Agreement entered into by and between Eisai and OV prior to the Effective Date.

Section 12.2 Publicity. Upon or following the Effective Date, the Parties may issue the press release attached hereto as Exhibit C. Neither Party shall issue any other press release or otherwise publicize this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent shall not be required in connection with disclosures (a) required by Applicable Law,

(b) relating to previously disclosed information, and (c) expressly authorized by Section 12.1. In the event of a required press release or other public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement.

ARTICLE 13

Record-keeping and Audits

ARTICLE 13 shall survive the expiration or termination of this Agreement.

Section 13.1 Records Retention. OV and its Affiliates shall maintain reasonably detailed records of Net Sales, and any other information reasonably necessary for the calculation of payments to be made to Eisai pursuant to this Agreement. OV shall be fully responsible for its Affiliates retention obligations herein. Each Party shall maintain reasonably detailed records of any information necessary to comply with Applicable Laws or this Agreement. OV and its Affiliates shall maintain its sales records for at least three (3) years following the date of sale.

Section 13.2 Audit Request.

(a) Audit Team. Each Party may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party and the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article 13.

(b) Limitations. In respect of each audit of the Auditee’s books and records: (i) the Auditee may be audited only once per year, (ii) no records for any given year for an Auditee may be audited more than once; provided that the Auditee’s records shall still be made available if such records impact another financial year which is being audited, and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) calendar years prior to the Calendar Year in which the audit request is made.

(c) Audit Notice. In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than sixty (60) days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d) Payments. If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation (together with interest at a rate per annum equal to the lesser of the three (3) month LIBOR (but no less than zero percent (0%)) plus five percent (5%), as reported by The Wall Street Journal) to the underpaid or overcharged Party within forty-five (45) days after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of five percent (5%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable Out-of- Pocket Costs in connection with said audit, which reimbursement shall be made within forty-five

(45) days after receiving appropriate invoices and other support for such audit-related costs.

(e) Definitions. For the purposes of the audit rights described herein, an individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder.”

(f) Any information received by a Party pursuant to this Section 13.2 shall be deemed to be Confidential Information for purposes of Section 12.1. Such information shall be used solely for the purpose for which the audit was conducted.

ARTICLE 14

Term and Termination

Section 14.1 Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect on a Product-by-Product and country-by-country basis until (a) if there has not been a First Commercial Sale of a Product in the Field in such country before the fifteenth (15th) anniversary of the Effective Date, the fifteenth (15th) anniversary of the Effective Date, or (b) if there has been a First Commercial Sale of a Product in the Field in such country before the fifteenth (15th) anniversary of the Effective Date, expiration of the Royalty Term for such Product in such country or group of countries as specified in the definition of “Royalty Term” herein (the “Term”). This Agreement may be terminated before expiration of the Term only by mutual agreement of the Parties in writing or in accordance with Section 14.2.

Section 14.2 Rights of Termination.

(a) Termination for Material Breach. In the event that a Party commits a material breach of its overall obligations under this Agreement in a manner that fundamentally frustrates the purpose of this Agreement (other than payment obligations), taken as a whole, and such material breach of its overall obligations is not cured within ninety (90) days (or such other time period as mutually agreed by the Parties), or a material breach of its payment obligations under this Agreement that is not cured within thirty (30) days, after such Party receives written notice from the non-breaching Party, which notice shall specify the nature of the breach and demand its cure, the non-breaching Party may terminate this Agreement in its entirety upon written notice to the breaching Party.

(i) Notwithstanding the foregoing, if a material breach is not susceptible to cure within the cure period specified in Section 14.2(a), the non-breaching Party’s right of termination shall be suspended only if, and for so long as, (i) the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure, (ii) such plan is reasonably acceptable to the non-breaching Party and (iii) the breaching Party commits to and does carry out such plan; provided, however, that, unless otherwise mutually agreed by the Parties in such plan, in no event shall such suspension of the non-breaching Party’s right to terminate extend beyond sixty (60) days after the original cure period.

(ii) Notwithstanding the foregoing, if either Party is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then the other Party’s right to terminate this Agreement shall be tolled for so long as such dispute resolution procedures are being pursued by the allegedly breaching Party in good faith and, if it is finally and conclusively determined that the allegedly breaching Party is in material breach, then the breaching Party shall have the right to cure such material breach after such determination within the cure period provided above in this Section 14.2(a).

(b) Termination for Convenience. Prior to its expiration, OV may terminate this Agreement in its entirety, in its sole discretion, at any time upon at least one hundred and twenty

(120) days prior written notice to Eisai for any reason.

(c) OV Right of Termination for Safety Reasons. Notwithstanding anything to the contrary in this Agreement, OV shall have the right to terminate this Agreement upon thirty (30) days written notice in the event that:

(i) a competent Regulatory Authority in a Major Country prohibits the further clinical use of the Product in the applicable country or regulatory jurisdiction within the Territory under 21 C.F.R. § 312.44 on grounds of safety (or equivalent grounds with respect to any country or regulatory jurisdiction in the Territory outside of the United States); or

(ii) a clinical hold imposed by a competent Regulatory Authority in a Major Country relating to the Product is definitively converted to “inactive status” by such Regulatory Authority under 21 C.F.R. § 312.45 on grounds of safety (or equivalent grounds with respect to any country or regulatory jurisdiction in the Territory outside of the United States), despite OV’s use of Commercially Reasonable Efforts to eliminate such clinical hold.

(d) Bankruptcy. This Agreement may be terminated by written notice by a Party at any time during the Term if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or other Insolvency Event or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make a general assignment for the benefit of its creditors.

(e) Termination for Patent Challenge. Each Party shall have the right to terminate this Agreement upon written notice to the other effective upon receipt, if a Party or any of its wholly-owned Affiliates formally challenges the validity of any Patents that are licensed to it under this Agreement (subject to the exceptions described in this Section 14.2(e), a “Challenge”) (other than as may be necessary or reasonably required to assert a defense, cross-claim or a counter-claim in an action or proceeding asserted by a Party or any of its wholly-owned Affiliates under this Agreement against the other Party or any of its Affiliates or to respond to a court request or order or administrative law, request or order); it being understood and agreed that a Party’s right to terminate this Agreement under this Section 14.2(e) shall not apply to any actions undertaken by an Affiliate of such Party that first becomes such an Affiliate as a result of a Change of Control involving such Party, where such new Affiliate was undertaking any of the activities described in the foregoing clause prior to such Change of Control if such new Affiliate terminates or otherwise ceases participating in such action, proceeding, challenge or opposition within thirty (30) days after the effective date of such Change of Control. If a sublicensee of a Party initiates a Challenge of the intellectual property described in this Section 14.2(e), then such Party shall, upon written notice from the other Party, terminate such sublicense. Neither Party shall, and each Party shall ensure that its Affiliates and sublicensees do not, use or disclose any Confidential Information of the other Party or any nonpublic information regarding the Prosecution or enforcement of any Patents to which a Party or any of its Affiliates or sublicensees are or become privy as a consequence of the rights granted to such Party pursuant to this Agreement, in initiating, requesting, making, filing or maintaining, or in funding or otherwise assisting any other Person with respect to, any Challenge.

(f) Eisai Right of Termination for Development.

(i) If OV and/or its Affiliates or sublicensees have not achieved Successful Completion of the first Phase 2 Clinical Trial of the Product prior to the fourth (4th) anniversary of the Effective Date and OV elected not to pay the Extension Payment pursuant to Section 7.6, Eisai may terminate this Agreement in its entirety, in its sole discretion, at any time following the fourth (4th) anniversary of the Effective Date, on at least one hundred and twenty (120) days prior written notice.

(ii) Where OV elected to pay the Extension Payment pursuant to Section 7.6, if OV and/or its Affiliates or sublicensees have not achieved Successful Completion of the first Phase 2 Clinical Trial prior to the seventh (7th) anniversary of the Effective Date, then Eisai may terminate this Agreement in its entirety, in its sole discretion, at any time following the seventh (7th) anniversary of the Effective Date, on at least one hundred and twenty (120) days prior written notice.

Section 14.3 Surviving Rights and Obligations. Any provisions required for the interpretation or enforcement of this Agreement shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination. Except as otherwise expressly provided, expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination. If a license to intellectual property rights survives expiration or termination, each Party shall provide to the other (to the extent it has not previously done so) all Proprietary Information reasonably useful or necessary for such other Party to exploit such license, including reasonable technical assistance; provided that such Proprietary Information shall remain subject to Section 12.1 so long as it is possessed by a Party.

Section 14.4 Effect of Expiration or Termination; Remaining Inventory.

(a) Upon expiration or termination of this Agreement, neither Party shall have any further rights or obligations hereunder in the Territory except pursuant to provisions that expressly survive such expiration or termination (including, for the avoidance of doubt, this Section 14.4).

(b) After expiration (but not after early termination) of this Agreement pursuant to Section 14.1, on a Product-by-Product, country-by-country basis, the rights and licenses granted (i) by Eisai to OV under this Agreement to Develop, Manufacture and Commercialize the Products in the Field , including any permitted sublicense, shall immediately cease, and (ii) by OV to Eisai under this Agreement in connection with Eisai’s Development, Manufacture or Commercialization of the Product outside the Field shall convert to irrevocable, non-exclusive, royalty-free, fully paid-up, non-terminable rights and licenses, with the right to grant sublicenses (through multiple tiers).

(c) Upon early termination of this Agreement, subject to Section 14.3 and this Section 14.4, OV shall immediately discontinue and cease all use of any trademark(s) registered by Eisai in the Territory. Following any such termination of this Agreement, subject to Section 14.3 and this Section 14.4, Eisai shall have the right and option to purchase any trademark(s) registered by OV or its Affiliates for the Product on a country-by-country basis. The purchase price shall be negotiated by the Parties on a country-by-country basis in good faith on the basis of a third party willing and able to purchase such trademark(s). If the Parties are unable to come to an agreement on the purchase price within thirty (30) days (or such other days as mutually agreed upon by the Parties) of Eisai exercising the right and option to purchase, the Parties will appoint an independent third party valuator to conduct a valuation of such trademark(s) on the basis of how much a willing and able third party will pay for such trademark(s), and the Parties shall share the costs of such third party valuation. The valuation of the third party will be the purchase price to be paid by Eisai to OV.

(d) Upon early termination of this Agreement or expiration of the Agreement, OV shall, on behalf of itself and its Affiliates, grant to Eisai and its Affiliates (i) a perpetual, fully paid-up, exclusive right and license under OV’s interest to the Joint Intellectual Property and (ii) a perpetual, fully paid-up, non-exclusive right and license under any OV Technology Developed by OV and/or its Affiliates or sublicensees under this Agreement, in each case of (i) and (ii) as reasonably required to (A) develop, validate or optimize the Product-Specific Biomarker for clinical and commercial use as a companion diagnostic for the Product in the Field in the Territory and (B) conduct a targeted-enrollment of a Phase 2 Clinical Trial for the Product in the Field in accordance with the Clinical Development Plan.

(e) Upon expiration or early termination of this Agreement,

(i) OV shall, and shall cause its Affiliates and take all reasonable steps to cause its licensees and permitted sublicensees to, transfer back to Eisai those items transferred to OV under Section 3.3.

(ii) OV shall, and shall cause its Affiliates and take all reasonable steps to cause its licensees and permitted sublicensees to, transfer to Eisai all safety data and CMC data (including for clarity any documentation solely containing such safety data and CMC data) for the Product; provided that to the extent such a transfer of safety data and CMC data is not permitted under Applicable Laws or such documentation contains clinical data generated by OV (including Affiliates, licensees and permitted sublicensees) other than safety data and CMC data, OV shall, and shall cause its Affiliates and take all reasonable steps to cause its licensees and permitted sublicensees to, provide Eisai an automatic Right of Reference or Use to the safety and CMC data in such documentation for the Product.

(iii) Subject to Eisai’s rights to safety data and CMC data set forth above in Section 14.4(e)(ii), with respect to any ongoing Clinical Trials at such time, Eisai shall notify OV whether or not Eisai elects to take over such Clinical Trial(s). In the event that Eisai elects to take over such Clinical Trial(s), subject to Applicable Laws, OV shall transfer, or cause the transfer by an Affiliate and take all reasonable steps to cause its licensees and permitted sublicensees to transfer, all Regulatory Documentation for the Product and Eisai shall have the right to any data generated by such trials and Controlled by OV; provided that, to the extent such a transfer of Regulatory Documentation is not permitted under Applicable Laws, OV and its Affiliates will provide Eisai an automatic Right of Reference or Use to such Regulatory Documentation for the Product. Whether or not Eisai elects to take over any of such Clinical Trials as described in this Section 14.4(e)(iii), Eisai shall pay to OV a reverse royalty rate of three percent (3%) on Annual Net Sales of such Product beginning on and after the date of First Commercial Sale of the Product in the US or Major Countries (whichever occurs first) until OV and any licensee and sublicensee has been reimbursed for one hundred percent (100%) of its direct and documented (which documentation Eisai shall have a right to review) out-of- pocket expenses incurred with respect to and to the extent allocable to the Development of such Product. If Eisai does not elect to have an ongoing Clinical Trial transferred to Eisai, then the Parties shall work together to conduct an orderly wind-down of such ongoing Clinical Trial(s) in a manner medically necessary to safely transition subjects out of such ongoing Clinical Trial(s), in any event subject to Applicable Laws and the advice and guidance of all applicable Regulatory Authorities and clinical trial monitoring boards.

(f) Upon termination of this Agreement, subject to Section 14.3, the Selling Parties shall be permitted to import, market, promote, distribute, use, offer to sell and sell their remaining inventories of Product for a period of one hundred eighty days (180 days) and, for such purpose, the rights and licenses granted hereunder to OV shall continue in effect but shall be non-exclusive in the Territory. Furthermore, upon termination of this Agreement, Eisai shall have to the right to purchase any clinical supply of the Product (including raw materials, intermediates, and finished, unfinished, or partially finished goods) on terms substantially similar to OV’s purchase of Inventory set forth in Section 3.6.

ARTICLE 15

Miscellaneous

Section 15.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties concerning its subject matter and supersedes all previous negotiations, agreements and commitments with respect thereto, as of the Effective Date. This Agreement shall not be released, discharged, amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.

Section 15.2 Governing Law. Any claim or controversy relating in any way to this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980.

Section 15.3 Dispute Resolution. The Parties shall attempt in good faith to resolve any dispute or claim between them arising out of or relating to this Agreement (“Dispute”) promptly by negotiations between executives or other representatives of the Parties with authority to resolve the Dispute. If a Dispute should arise, such representatives shall confer in person or by telephone at least once and attempt to resolve the matter. Such conference shall take place within ten (10) days of a written request therefor at a mutually agreed time and location.

If the Dispute is not settled within thirty (30) days of the conference or time to confer described above, either Party may submit the Dispute for arbitration. The Dispute shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”). The place of the arbitration shall be New York. The language of the arbitration shall be English. There shall be three (3) arbitrators, one of whom shall be appointed by each of the Parties in accordance with the Rules, and the third of whom shall be appointed by the ICC. The arbitrator appointed by the ICC shall act as the chairperson of the arbitrating body. The arbitrators shall decide the matters in the Dispute in accordance with the laws of the State of New York, without reference to the conflict of laws rules thereof or the United Nations Convention on Contracts for the International Sale of Goods.

The arbitration shall be commenced and shall proceed according to the Rules, except as otherwise provided herein. Any Confidential Information disclosed in the arbitration shall be subject to the confidentiality provisions of this Agreement. Any time period specified in the Rules shall be extended or accelerated upon the Parties’ written agreement. At the request of either Party, all time periods specified in the Rules may, at the discretion of the arbitrators, be accelerated or extended to the extent necessary to comply with the timetables specified in the Rules or for the reasonable management of the arbitration.

The procedures specified in this Section 15.3 shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that a Party may, in addition or as an alternative to seeking interim relief from the ICC, seek injunctive or other provisional judicial relief in any court of competent jurisdiction if in its reasonable judgment such action is necessary to avoid irreparable harm or to preserve the status quo.

The decision of the arbitrators shall be final and binding on all Parties to the arbitration. Judgment upon any award rendered by the arbitrators may be entered by any court having jurisdiction over the Party against whom enforcement is sought. Each of the Parties hereby consents, for the benefit of the other Party, to the service of process by certified or registered mail or by an express delivery service providing a return receipt at its address set forth for notices herein.

While the procedures set forth above are being followed, the Parties shall continue to perform their respective obligations under this Agreement. Each Party shall bear its own costs and fees, including attorneys’ fees and expenses, in connection with the arbitration, except that the arbitrators shall be empowered to assess costs and fees against any Party who the arbitrators find to have acted in bad faith or to have maintained a frivolous position in the arbitration.

Section 15.4 Partial Illegality. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by any Party from the terms and provisions of this Agreement in order to comply with Applicable Laws shall not be considered a breach of this Agreement.

Section 15.5 Waiver of Compliance. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

Section 15.6 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 15.6, by registered or certified mail, postage prepaid, or by express courier service, or service fee prepaid, or by email upon confirmed delivery sent by the recipient in return in accordance with this Section 15.6.

To Eisai:	Eisai Inc.
Attention: Chief Medical Officer,
Oncology Business Group
155 Tice Blvd.
Woodcliff Lake, NJ 07677
Facsimile: 201-746-3204

With copy to:

Eisai Inc.
Attention: General Counsel
100 Tice Blvd.
Woodcliff Lake, NJ 07677
Facsimile: 201-746-3204

To OV:	Oncology Venture, ApS
Venlighedsvej 1
DK-2970 Hoersholm, Denmark
Attention: Chief Executive Officer
Email: pbj@oncologyventure.com

With a copy to:

Dechert LLP
1900 K Street, NW
Washington D.C. 20006
Attention: David E. Schulman
Email: david.schulman@dechert.com

All notices shall be deemed given and received (a) if delivered by hand, immediately, (b) if sent by mail, ten (10) Business Days after posting, (c) if delivered by express courier service, three (3) Business Days in the jurisdiction of the recipient, (d) if sent by fax, at the time shown in the confirmed electronic receipt, or on the first Business Day thereafter if the notice is sent on other than a Business Day, or (e) if sent by email, the date indicated as being sent in the recipient’s email browser.

Section 15.7 Limitation on Liability. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S WILLFUL MISCONDUCT OR ARE PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10 FOR LIABILITY OWED TO THIRD PARTIES.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 15.9 Further Assurances. From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other Party may reasonably deem necessary or desirable to carry out the intentions of the Parties embodied in this Agreement.

Section 15.10 Injunctive Relief. The Parties acknowledge and agree that, in addition to any other remedies available in law or equity, either Party shall be entitled to temporary and permanent injunctive relief in the event of a breach under this Agreement.

Section 15.11 Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 15.12 Assignment.

(a) Generally. Subject to Section 6.1 and this Section 15.12, a Party shall not have the right to assign, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Any assignment not in accordance with this Section 15.12 shall be void.

(b) OV. Notwithstanding the limitations in Section 15.12(a), OV may assign this Agreement, or any rights or obligations hereunder in whole or in part, to (a) one or more Affiliates or (b) its successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, provided that in each case OV shall remain liable for all obligations imposed upon OV under this Agreement as if no such assignment had occurred.

(c) Eisai. Notwithstanding the limitations in Section 15.12(a), Eisai may assign this Agreement, or any rights or obligations hereunder in whole or in part, to (a) one or more Affiliates solely as provided in this Section 15.12 or (b) its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, provided that in each case Eisai shall remain liable for all obligations imposed upon OV under this Agreement as if no such assignment had occurred.

Section 15.13 Relationship of Parties. Each Party to this Agreement is an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. Employees and agents of one Party are not employees or agents of the other Party, shall not hold themselves out as such, and shall not have any authority or power to bind the other Party to any contract or other obligation.

Section 15.14 Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of any Force Majeure event, then the Party so affected shall be excused, upon giving prior written notice to the other Party, from such performance to the extent of such prevention, restriction or interference, provided that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance and shall continue performance to the extent reasonably possible and, in any event, at such time as the Force Majeure conditions come to an end. If the Force Majeure conditions prevent performance completely and such prevention continues for more than one hundred and eighty days (180) days, then the Parties shall attempt to negotiate a mutually acceptable compromise within the spirit and intent of this Agreement. If they are unable to reach a mutually acceptable compromise within ninety (90) days and if performance is still completely prevented at the end of that time, then the Party who is not affected by the Force Majeure conditions shall have the option, by delivery of written notice of termination to the affected Party, to terminate this Agreement with immediate effect and such termination shall be treated as a termination for material breach by Party affected by the Force Majeure, except that in such event no cure period shall apply and the terminating Party shall have the right to effect such termination upon written notice, in its sole discretion, (a) solely with respect to the country or Product affected by such non-performance or (b) the Agreement in its entirety.

Section 15.15 Severability. If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction or arbitrator to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision shall be considered severed from this Agreement, unless the invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable term or provision. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 15.16 Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and their respective successors, assigns, and Affiliates.

Section 15.17 Expenses. Except as expressly provided herein (including with respect to the allocation of Out-of-Pocket Costs), each of OV and Eisai agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it and its Affiliates incident to the preparation, execution and delivery by it of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts, consultants and employees employed by such party in connection with the preparation, execution and delivery by it of this Agreement and with the performance of its obligations contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY BLANK;

SIGNATURE PAGE FOLLOWS]

The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

Oncology Venture, ApS

By:
Name:	Peter Buhl Jensen
Title:	Chief Executive Officer

[Signature Page to Exclusive License Agreement]

The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein .

EISAI INC.

By:

Name:

Title:

[Signature Page to Exclusive License Agreement]

EXHIBIT A

Clinical Development Plan

[***]

EXHIBIT B

Product-Specific Biomarker

[***]

EXHIBIT C

Press Release

Press release issued by Oncology Venture

Sweden AB Hoersholm, Denmark, July XXth 2017

Press release

Oncology Venture and Eisai Forge Exclusive Global License Agreement for Clinical Stage

Oncology Drug PARP Inhibitor E7449 / 2X-121

2X Oncology to conduct Phase 2 Study of 2X-121 in metastatic breast cancer patients

Hoersholm, Denmark, July XX, 2017 – Oncology Venture Sweden AB (“OV” or the “Company”) and Cambridge, MA –2X Oncology, Inc. ("2X") a spinout of Oncology Venture, today announced that that the Oncology Venture has entered into an exclusive global license agreement with Eisai Inc. for Eisai’s Phase 2 PARP inhibitor E7449 – now called 2X-121. 2X-121 will be developed by 2X Oncology ("2X"), a precision medicine company developing targeted therapeutics to address significant unmet needs in women’s cancer.

2X-121 is a small molecule targeted inhibitor of Poly ADP ribose polymerase (PARP), a key enzyme involved in DNA damage repair in cancer cells. The PARP inhibitor demonstrated clinical activity in a prior Phase 1 study in a number of cancers, including ovarian and breast. The drug also has potential to treat brain metastases and primary brain tumors based on its ability to pass through the blood-brain barrier.

“We are excited to in-license this promising PARP-inhibitor from Eisai. The cutting-edge science and compelling clinical data behind 2X-121 in combination with our unique Drug Response Predictor (DRP™) biomarker technology provide an exceptional risk-reduced opportunity to develop effective treatments for hard to treat cancers,” said Peter Buhl Jensen, M.D., CEO of Oncology Venture.

Oncology Venture successfully validated its DRP™ biomarker for 2X-121 using clinical biopsy materials and blinded patient response data provided by Eisai under a prior agreement between the companies.

The drug will be developed in the pipeline of 2X Oncology, Inc., a Cambridge, MA-based spin-out of Oncology Venture, developing precision medicines for unmet needs in women’s cancers.

“We plan to initiate a focused Phase 2 trial of 2X-121 for the treatment of metastatic breast cancer later this year, using a DRP™ biomarker to identify patients who are most likely to respond to and benefit from treatment with this promising therapeutic,” said George O. Elston, CEO of 2X Oncology, Inc. “Positive data from this study will position this program for a pivotal Phase 2 study initiation in 2018,” Mr. Elston added.

Under the terms of the agreement, Oncology Venture will be responsible for the development and commercialization of 2X-121 in oncology. Oncology Venture will, through 2X Oncology, Inc., execute a mutually agreed upon clinical development plan, which includes an initial Phase 2 clinical study in patients with metastatic breast cancer using the DRP™ biomarker. Further terms of the agreement were not disclosed.

About 2X-121

2X-121 has a novel dual-inhibitory action against both PARP 1/2 and Tankyrase 1/2. The molecule is also active in P-glycoprotein expressing cells, suggesting it may overcome PARP inhibitor resistance.

A Phase 2 study (>20 patients) is planned using a DRP™ biomarker in metastatic breast cancer patients to identify patients likely to respond to and benefit from treatment with 2X-121. Positive data from this study will position the program for a pivotal Phase 2 study initiation in 2018.

In a prior Phase 1 study conducted without a DRP™, two patients had a durable partial response (281 and 208 days, respectively). 2X-121 was well tolerated with no myelotoxicity observed. The planned Phase 2 study using a DRP™ is expected to significantly improve response rates seen in this initial study.

About the Drug Response Predictor (DRP™) Companion Diagnostic

Developed by and in-licensed from Medical Prognosis Institute A/S (MPI.ST), the DRP™ screening platform utilizes messenger RNA (mRNA) gene expression signatures from patient biopsies to identify patients with a high likelihood of responding to specific cancer-fighting therapies. This DRP™ method builds on the comparison of sensitive vs. resistant human cancer cell lines, including genomic information from cell lines, combined with clinical tumor biology and clinical correlates in a systems biology network. Specific DRP™s are developed for each pipeline product, which will enable Oncology Venture and its spin-out 2X Oncology to identify and predict which patients are most likely to respond and thereby benefit from a given pipeline product. This would enable likely responders to receive appropriate treatment while expediting the decision path for predicted non-responders, saving them critical time and money in their cancer fight.

About Oncology Venture Sweden AB

Oncology Venture Sweden AB is engaged in the research and development of anti-cancer drugs through its wholly- owned Danish subsidiary Oncology Venture ApS. Oncology Venture has an exclusive license to use the Drug Response Predictor (DRP™) platform in order to significantly increase the probability of success in clinical trials. The Company uses a model that alters the odds in comparison with traditional pharmaceutical development. Instead of treating all patients with a particular type of cancer, patients’ tumors genes are screened first and only those who are most likely to respond to the treatment will be treated. Focusing on this defined patient group reduces risk and costs are reduced while increasing efficiencies in the development process. The current Oncology Venture product portfolio includes LiPlaCis for breast cancer in collaboration with Cadila Pharmaceuticals; Irofulven for prostate cancer; and APO010, an immuno-oncology product in development for the treatment of multiple myeloma.

In addition to 2X Oncology, of which OV currently owns 92%, Oncology Venture has spun out Danish OV-SPV 2, which will test and potentially develop an in-licensed, oral phase 2 Tyrosine Kinase inhibitor.

About 2X Oncology

2X Oncology Inc. is developing targeted therapeutics that leverage the proprietary Drug Response Predictor (DRP™) biomarker technology to address significant unmet needs in women’s cancer. The DRP™ generates a precision mRNA-based companion diagnostic for each compound, enabling the identification of patients that are most likely to respond and benefit from treatment.

The 2X pipeline includes product candidates focused on breast and ovarian cancers and primary and secondary brain tumors. Our product candidates have been selectively in-licensed using strict criteria, including established clinical efficacy and safety and a known mechanism of action. We expect to advance these programs through focused Phase 2 studies using a targeted DRP™ CDx with key data available in 2018. Learn more at 2xoncology.com.

About Eisai Inc.

At Eisai Inc., human health care (hhc) is our goal. Eisai gives its first thoughts to patients and their families, and helping to increase the benefits health care provides. As the U.S. pharmaceutical subsidiary of Tokyo-based Eisai Co., Ltd., Eisai Inc. has a passionate commitment to patient care that is the driving force behind Eisai’s efforts to discover and develop innovative therapies to help address unmet medical needs.

Eisai is a fully integrated pharmaceutical business that operates in two global business groups: oncology and neurology (dementia-related diseases and neurodegenerative diseases). Each group functions as an end-to-end global business with discovery, development, and marketing capabilities. Eisai’s U.S. headquarters, commercial and clinical development organizations are located in New Jersey; discovery labs are in Massachusetts and Pennsylvania; and the global demand chain organization resides in Maryland and North Carolina. To learn more about Eisai Inc., please visit us at www.eisai.com/US .

Eisai Co., Ltd.

Eisai Co., Ltd. is a leading global research and development-based pharmaceutical company headquartered in Japan. Eisai defines its corporate mission as "giving first thought to patients and their families and to increasing the benefits health care provides," which Eisai calls its human health care (hhc) philosophy. With over 10,000 employees working across its global network of R&D facilities, manufacturing sites and marketing subsidiaries, Eisai strives to realize its hhc philosophy by delivering innovative products in various therapeutic areas with high unmet medical needs, including oncology and neurology. For more information about Eisai Co., Ltd., please visit www.eisai.com.

DRP™ is a trademark of Medical Prognosis Institute A/S.

Contact
For Oncology Venture	For 2X Oncology, Inc.
Ulla Hald Buhl	Amy Raskopf
Chief Operating Officer, Chief IR & Communications	Corporate Communications
+45 2170 1049	+1 917-673-5775
Twitter: @2xoncology
Peter Buhl Jensen Chief Executive Officer
+45 21 60 89 22

This information is information that Oncology Venture Sweden AB is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the contact person set out above, on July XXth, 2017

Schedule 1

Major Countries

United States, Canada, Germany, France, the United Kingdom, Spain, Italy, China, Japan, Russia, Brazil, and Australia.

Schedule 2

Eisai Patents

Platform Patents

None.

Product-Specific Patents

[See next page.]

Eisai Ref Nurnbet	_...., ,. ll ca do n Nurn.ber	Cou n’"~ Name	Stat us		Fllll’III? Date		Pate nt Nurnbet	ISsue Date	WGSRef Null\ber
PARP-01 6-UlA U	2008308664	Aust ralla	Granted				2008308664	10/ 30/ 2014	E0459 .7000 3AUOO
PARP·Ol 6· U1B0	266/ 2008	Ban.cil a d es h	Pend	l n.:>	10/2/	2008			E04 59 . 700038000
PARP·Ol 6· U l BR	PI0820S18·3	Btanl	Pendlr’IQ:		10/2/	2008			E04 59 . 70003Blt00
PARP-01 6-Ul CA	2700903	Canada	Granted		10/2/2008		2700903	S/ 30/ 2017	E0459 .70003CA OO
PARP·Ol 6· U lCL	3 20-2010	Chile	Pendln.:>		4/5/	20 1 0			E04 59 . 70003Cl00
PARP-01 6-Ul CN	200880118681.4	Chl.na (Peo ple ‘s Repu.bllc)	Granted		10/2/2008		200880118681	4/ 30/ 2014	E04 59 .7000 3CNOO
PARP-016-U lEG	PCTS19/2 010	S M !	Pendlr’IQ:		10/2/	2 008			E04 59 . 70003EGOO
PARP-01 6-Ul EP	08836018.S	Eurooea n Patent Conven	Granted		10/2/2008		220937S	8/ 27/ 2014	E04 59 .7000 3 EPOO
PARP-01 6-UlA T	08836018.S	Austr ia	Granted		10/2/2008		220937S	8/ 27/ 2014	E0469 .7000 3ATOO
PARP-01 6-Ul BE	08836018.S	5er,1, o,.m	Granted		10/2/2008		220937S	8/ 27/ 2014	E0459 .7000 38£00
PARP-01 6-Ul BG	08836018.S	&JIGa. ria	Granted		10/2/2008		220937S	8/ 27/ 2014	E0459 .7000 3 BGOO
PARP-01 6-Ul CH	8836018.S	Swlu ertand	Granted		10/2/2008		220937S	8/712014	E04 59 .7000 3CHOO
PARP-01 6-Ul CY	08836018.S	Cvorus	Granted		10/2/2008		220937S	8/ 27/ 2014	E0459 .7000 3CYOO
PARP-01 6-Ul CZ	08836018.S	Czec h Re pub lic	Granted		10/2/2008		220937S	8/ 27/ 2014	E0459 .7000 3C200
PARP-01 6-Ul DE	08836018.S	Germanv	Granted		10/2/2008		220937S	8/ 2712014	E04 59 .7000 3 DEOO
PARP-01 6-Ul DK	08836018.S	Den mart	Granted		10/2/2008		220937S	8/ 27/ 2014	E04 59 .7000 30 KOO
P ARP-01 6-UlE E	08836018.S	Estonia	Granted		10/2/2008		220937S	8/ 27/ 2014	E0459 .7000 3 EEOO
PARP-01 6-UlES	08836018.S	Sruln	Granted		10/2/2008		220937S	8/ 27/ 2014	E04 59 .7000 3 ESOO
PARP-01 6-Ulfl	08836018.S	Flnland	Granted		10/2/2008		220937S	8/ 27/ 2014	E04 59 .7000 3 FIOO
PARP-01 6-UlF R	08836018.S	France	Granted		10/2/2008		220937S	8/ 27/ 2014	E0459 .7000 3FROO
PARP-01 6-Ul GB	08836018.S	Un.iled Klngd om	Granted		10/2/2008		220937S	8/ 27/ 2014	E0459 .7000 3GBOO
P ARP-01 6-Ul GR	08836018.S	G<eece	Granted		10/2/2008		2209375	8/ 2712014	E04 59 .7000 3GROO
P ARP-01 6-Ul HK	111 009 18 .6	Hon:e.Kone:	Granted		10/2/2008		HK11 467 92	7/ ‘1/ 20 !.S	E0459 .7000 3 HKOO
P ARP-01 6-Ul HR	08836018.S	Croatia	Granted		10/2/2008		220937S	8/ 27/ 2014
PARP-01 6-Ul HU	08836018.S	Hun arv	Granted		10/2/2008		220937S	8/ 2712014
PARP-01 6-Ull E	08836018.S	Ireland	Granted		10/2/2008		220937S	8/ 27/ 2014
PARP-01 6-UUS	08836018.S	Iceland	Granted		10/2/2008		220937S	8/ 27/ 2014
PARP-01 6-u u r	08836018.S	‘""	Granted		10/2/2008		220937S	8/ 27/ 2014
PARP-01 6-Ull T	08836018.S	Lit h ua nia	Granted		10/2/2008		220937S	8/ 27/ 2014
PARP-01 6-Ull U	08836018.S	Luxe rnboure.	Granted		10/2/2008		220937S	8/ 27/ 2014
PARP-01 6-Ull V	08836018.S	Latvia	Granted		10/2/2008		220937S	8/ 27/ 2014
PARP-01 6-Ul MC	08836018.S	Monaco	Granted		10/2/2008		220937S	8/ 2712014
PARP-01 6-Ul MT	08836018.S	Malta	Granted		10/2/2008		220937S	8/ 27/ 2014

PARP-01 6-Ul NL	08836018.S	The Net he rtands		Granted	10/2/2008		220937S	8/ 27/ 2014
PARP-016-Ul NO	08836018.S	No rwav		Granted	10/2/2008		220937S	8/ 2712014
PARP-016-Ul PL	08836018.S	Poland		Granted	10/2/2008		220937S	8/ 27/ 2014
PARP-016-Ul PT	08836018.S	Portue:al		Granted	10/2/2008		220937S	8/ 27/ 2014
PARP-016-UlRO	08836018.S	Romania		Granted	10/2/2008		220937S	8/ 27/ 2014
PARP-016-UlS E	08836018.S	Sweden		Granted	10/2/2008		220937S	8/ 27/ 2014
PARP-016-UlS L	08836018.S	Sloven.la		Granted	10/2/2008		220937S	8/ 27/ 2014
PARP-016-Ul TR	08836018.S	Turt ev		Granted	10/2/2008		220937S	8/ 27/ 2014
PARP-016-UUL	204776	Israel		Granted	10/2/2008		204776	12/2S/ 20l.S
PARP-016-UUO	W·00 2010 01 0S9	Indonesia		Granted	10/2/2008		IDP0036467	7/25/ 2014
PARP·Ol 6· U11N	1312/ KO LNP/ 2010	India		Pending	10/2/ 2008				E04 59 . 70003 1NOO
PARP-016-U UO	1>14 33/ 2008	Jo r da n		Pe nd ln.:>	10/2/	2008			E04 59 . 7000 3JOOO
PARP-016-UU P	2010-S 28132	Ja pa n		Granted	10/2/2008		S439380	12/20/ 2013	E04 59 .7000 3JPOO
PARP-016-Ul KR	10-20 10. 7009S88	Kor e, a Reoubkl	of	Granted	10/2/2008		10/l S96S26	2/16/ 2016	E0459 .7000 3 Kll00
PARP-016-Ull K	1S7S7	S ri Lan.ka		Granted	10/2/2008		1S7S7	10/14/ 2013	E04 59 .7000 31.XOO
P ARP-016-Ul MX	M)(/a/2010/003564	Mexico		Granted	10/2/2008		308Sl 3	4/ S/2013	E0459 .7000 3 MXOO
PARP-016-Ul MY	P12010001 496	Malaysia		Granted	10/2/2008		MY·1S5 23 7•A	9/ 30/ 201S	E0459 .7000 3 MYOO
P ARP-016· Ul N2	5850 12	New Zealand		Granted	10/2/2008		S8S012	10/ 8/ 2012	E04 59 .7000 3 NZOO
PARP-016-Ul PE	205 .201	Peru		Abando ned	4/5 /20 10				E0459 .7000 3PEOO
PARP-016-Ul PH	1·2010. 500633	Phrn--..ines		Granted	10/2/2008		1·2010·S00633	S/ 16/ 2016	E04 59 .7000 3 PHOO
PARP·Ol 6· U l PK	11 66/ 2008	Pa k1sta n		Pe nding	10/2/ 2008				E04 59 . 70003 P KOO
P ARP-016-UlR U	2010117397	Russian Fede ration		Granted	10/2/2008		248S122	6/ 20/ 2013	E0459 .7000 3 RUOO
PARP-016 UlSA	8290618	Saud] Arabia		Abandoned	10/2/2008				E04 59 .7000 3SAOO
PARP-016-UlSG	201002181-4	Singapore		Granted	10/2/2008		160117	12/14/ 2012	E0459 .7000 3SGOO
PARP-0160- l SG	201200734,8..2	Sing apo re		Granted	10/2/2008		18S272	4/ 22/ 2016	E04 59 .7000 3SGOO
PARP·Ol 6· U l TH	80 1005083	Tha ila nd		Pending	10/2/ 2008				E04 59 . 70003 THOO
PARP-016-Ul TW	9 7138 1 66	Ta iwan		Granted	10/2/2008		1426912	2/ 21/2014	E04 59 .7000 3TW’OO
PARP-016-UllJ A	a 201005 11 7	UkralM		Granted	10/2/2008		99483	8/ 27/ 2012	E0459 .7000 3 UAOO
PARP-016-f>l US	60/ 977,l lS	un.iled States of America		Con...e.rted	10/3/200 7				E04 59 .7000 3 USOO
PARP-016-UllJ S	12/24,4 399	Un.iled States of America		Granted	10/2/2008		8 236 802	7/8/2012	E0459 .7000 3 USOO
PARP-016-Cl US	13/ 527,lSS	un.iled States of America		Unflfed	10/2/2008		8 ,89 4, 989	ll / S/ 2014	E0459 .7000 3 USOO
PARP-0160- l US	14/ 538,447	Un ited States of America		Abandoned	10/2/2008				E04 59 .7000 3 USOO
PARP-016-Ul VN	1·20 10-0 1 09 2	Vietna m		Granted	10/2/2008		16364	12/ 20/ 2016	E0459 .7000 3 VNOO
PARP-016-Ul PC PARP-016-UlZA	PCT 2008/07 2010/ 02317	Patent Cool’ll’>ra t io n T re a South Africa		Con...e.rted Granted	10/2/2008 10/2/2008		2010/02317	9/ 2S/ 20 ll	E04 59 .7000 3 \VOOO E04 59 .7000 3 ZAOO

Schedule 3

Compound

Structure: 8-(is1oindolin-2-ylmethyl)-2Hpyridazino[3,4,5-de]quinazolin-3(9H)-one L-tartrate salt

Schedule 3.3

Data and Information

[***]

Schedule 3.6

Inventory

[***]

Schedule 9.2(b)

Certain Product-Specific Patents